UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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BENCHMARK ELECTRONICS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BENCHMARK ELECTRONICS, INC.

3000 Technology Drive

Angleton, Texas 77515

NOTICE OF 2015 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON TUESDAY, MAY 12, 2015

Shareholders of Benchmark Electronics, Inc.:

The 2015 annual meeting of shareholders of Benchmark Electronics, Inc. (the “Company”) will be held at the Four Seasons Hotel Houston, 1300 Lamar Street, Houston, Texas, on Tuesday, May 12, 2015, beginning at 9:00 a.m. local time, for the following purposes:

1.     to elect eight directors to serve on the Board of Directors until the 2016 annual meeting of shareholders and until their successors are duly elected and qualified;

2.       to vote on a proposal to reapprove the material terms of the performance goals under the Company’s 2010 Omnibus Incentive Compensation Plan for purposes of Section 162(m) of the Internal Revenue Code;

3.       to provide an advisory vote on the compensation of the Company’s named executive officers;

4.       to ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2015; and

5.       to transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on March 13, 2015 are entitled to notice of and to vote at the meeting and any adjournment thereof.  You are cordially invited to attend the meeting.

By order of the Board of Directors,

/s/ Scott R. Peterson

Scott R. Peterson
Secretary

Angleton, Texas

April 2, 2015

YOUR VOTE IS IMPORTANT.

Regardless of whether you plan to attend the meeting, please act promptly to vote your shares.  You may vote in person or by using a proxy as follows:

•         By internet: Go to www.proxyvote.com.  Please have the notice we sent to you in hand because it has your personal control number(s) needed for your vote.

•         By telephone: Call 1-800-690-6903 on a touch-tone phone.  Please have the notice we sent to you in hand because it has your personal control number(s) needed for your vote.

•         By mail: Please request written materials as provided in the Notice of Availability of Proxy Materials, then complete, sign, and date the proxy card and return it to the address indicated thereon.

Your proxy is revocable at any time before it is voted at the meeting.

BENCHMARK ELECTRONICS, INC.

3000 Technology Drive

Angleton, Texas  77515

(979) 849-6550

April 2, 2015

________________________

PROXY STATEMENT

FOR

2015 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON TUESDAY, MAY 12, 2015

________________________

INTRODUCTION

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board”) for use at the 2015 annual meeting of shareholders of the Company to be held on Tuesday, May 12, 2015 beginning at 9:00 a.m. local time, and any adjournment thereof (the “Meeting”) for the purposes set forth in this Proxy Statement and the accompanying Notice.  It is anticipated that this Proxy Statement, the Notice and the enclosed form of proxy will be sent to shareholders on or about April 2, 2015.

Proxies

Proxies properly submitted by internet, telephone or otherwise properly executed and received by the Company before or at the Meeting and not revoked will be voted in accordance with the directions set forth therein.  If no direction is made, a proxy that is properly submitted and received by the Company and not revoked will be voted:

-    FOR  the election of all nominees for director named herein to serve on the Board until the 2016 annual meeting of shareholders and until their successors are duly elected and qualified,

-    FOR  the reapproval of the material terms of the performance goals under the Company’s 2010 Omnibus Incentive Compensation Plan (the “Omnibus  Plan”) for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”),

-    FOR  the resolution approving the named executive officer compensation (“Say-on-Pay”) for 2014 as disclosed in this proxy statement, and

-    FOR  the ratification of the appointment of KPMG LLP (“KPMG”) as the independent registered public accounting firm of the Company for the year ending December 31, 2015.

If any other matter, not known or determined at the time of the solicitation of proxies, properly comes before the Meeting, the proxies will be voted in accordance with the discretion of the person or persons voting the proxies.

The proxy also confers on the persons named therein discretionary authority to vote with respect to any matters presented at the Meeting for which advance notice was not received by the Company prior to January 27, 2015.

Proxies may be revoked by written notice received by the Secretary of the Company at any time before they are voted by delivering to the Secretary of the Company a signed notice of revocation, or a later dated signed proxy, or by attending the Meeting and voting in person by ballot.

Voting Securities, Broker Nonvotes

Shareholders of record at the close of business on March 13, 2015 are entitled to notice of and to vote at the Meeting.  As of March 13, 2015, there were 52,542,797 shares of common stock, $0.10 par value per share (“Common Shares”), issued, outstanding and entitled to vote at the Meeting.  Each Common Share is entitled to one vote on all matters that may properly come before the Meeting.  However, shares held at your broker that are subject to a Broker Nonvote (defined below) are not deemed entitled to vote with regard to certain matters.

Most shareholders do not have their shares registered directly with the Company in their name; instead their shares are held in their brokerage account and voted by the broker according to the instructions submitted to them by the beneficial owner of the shares.  If you do not submit voting instructions to your broker, the broker may still be permitted to vote your shares: New York Stock Exchange (“NYSE”) member brokers may vote shares on the ratification of our independent registered public accounting firm, which is a “discretionary” item.  In contrast, the election of directors, reapproval of the material terms of the performance goals under the Omnibus Plan and the Say-on-Pay vote are “nondiscretionary” items; absent specific voting instructions from the beneficial owner, NYSE member brokers may not vote on these proposals.  The result is that the shares are represented at the meeting, but as to nondiscretionary items may not be voted (“Broker Nonvotes”).  Because they cannot be voted on those matters, they are not deemed to be entitled to vote on those matters and will not be included in the calculation of voting results for those matters (neither in the numerator nor the denominator).

Quorum, Voting Requirements and Other Matters

                The presence at the Meeting, in person or by proxy, of the holders of a majority of the outstanding Common Shares is necessary to constitute a quorum.  Common Shares represented by a proxy that is properly submitted by internet or telephone, or otherwise properly completed, signed and returned, will be counted as present at the Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as withholding authority, casting a vote or abstaining, or is subject to a Broker Nonvote as to certain matters.

All matters specified in the notice of the Meeting require the approval of the affirmative vote of a majority of the outstanding Common Shares entitled to vote and present, in person or represented by proxy, at the Meeting. An abstention on any matter, or withholding authority to vote with respect to the election of directors, will have the effect of a vote against the proposal.  Broker Nonvotes will not affect the outcome of any proposal.

An Inspector of Election appointed by the Company will tabulate votes at the Meeting.

The Board is not aware of any matters to come before the Meeting other than those referred to in this Proxy Statement.  If any other matter properly comes before the Meeting, the proxies will be voted in accordance with the discretion of the person or persons voting the proxies.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees for Election

The following table sets forth information with respect to each nominee for election as a director of the Company.  Each nominee was proposed for reelection by the Nominating/Governance Committee for consideration by the Board and proposal to the shareholders.  The Board has reviewed the qualifications of each nominee and has determined that, other than Ms. Delly, each satisfies the (i) independence standards promulgated by the NYSE and applicable regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) “non-employee director” standards set forth in such regulations, and (iii) “outside director” requirements of Section 162(m) of the Code and applicable regulations.  The information as to age, principal occupation, and directorships has been furnished by each such nominee.

Name	Age	Principal Occupation	Director Since
Peter G. Dorflinger	63	Chairman of the Board of the Company, General Partner of	1990
		MAD Capital Partners
Michael R. Dawson	61	Retired Senior Vice President and Chief Financial Officer of	2006
		GlobalSantaFe Corporation
Gayla J. Delly	55	President and Chief Executive Officer of the Company	2011
Douglas G. Duncan	64	Retired President and Chief Executive Officer of FedEx	2006
		Freight Corporation
Kenneth T. Lamneck	60	President and Chief Executive Officer of Insight Enterprises, Inc.	2013
David W. Scheible	58	President and Chief Executive Officer of Graphic	2011
		Packaging Holding Company
Bernee D. L. Strom	67	Founder and Executive Chairman of WebTuner Corp.	2004
Clay C. Williams	52	Chairman, President and CEO of National Oilwell Varco, Inc.	2008

Mr. Dorflinger has been a director of the Company since 1990 and Chairman of the Board since January 2013.  He is a member of the Audit and Nominating/Governance Committees.  He is a general partner of MAD Capital Partners, which focuses on private investments in oil and gas exploration, commercial property development, and early stage medical product companies.  He is the former President of GlasTech, Inc., a dental products manufacturer, a position he held from 1998-2002.  During 1998, he served as President and Chief Operating Officer of Physicians Resource Group, Inc., a physicians’ practice management company, and from 1997-1998, he served as Vice President and General Counsel of Advanced Medical Instruments, Inc., a manufacturer of medical monitoring equipment.  From 1987-1996, he served as Vice President, General Counsel and Secretary of Intermedics.  From 1990-1996, he also served as Group Vice President and General Counsel of SULZERmedica, a division of Sulzer Limited of Switzerland, composed of eight operating medical companies, including Intermedics. Mr. Dorflinger received a J.D. degree from the University of Houston and is also a director of several privately held companies.  He brings the experience of many years of service as a director of the Company and his intimate understanding of the Company and its business.

Mr. Dawson has been a director of the Company since 2006.  He chairs the Audit Committee and is a member of the Compensation Committee.  He was Senior Vice President, Chief Financial Officer and director of Northern Offshore, Ltd., an offshore oil and gas drilling contractor from 2008-2010.  He served as Senior Vice President and Chief Financial Officer of GlobalSantaFe Corporation from 2005-2007, as Vice President and Controller from 2003- 2005, and as Vice President and Treasurer from 2001-2003.  Previously, he served as Vice President of Investor Relations and Corporate Communications for Global Marine Inc.  A former Certified Public Accountant, Mr. Dawson joined Global Marine in 1999 after 16 years with Union Texas Petroleum Holdings, where he served as Director of Acquisitions and Portfolio Management, Director of Investor Relations and in numerous financial management positions in the Controller’s organization.  He began his career at Shell Oil Company in 1975 after receiving a B.B.A. degree from the University of Iowa.  In recommending Mr. Dawson as a nominee for election as a director of the Company, the Nominating/Governance Committee considered his experience as a chief financial officer and related positions with various companies, all of which enhance his service on the Audit Committee and help qualify him as an “audit committee financial expert” under the rules of the Securities and Exchange Commission (the “SEC”).

Ms. Delly has been a director of the Company since 2011 and has served as President and Chief Executive Officer since January 1, 2012.  From December 2006 to December 2011, she was President and from 2001 to December 2006 served as Chief Financial Officer.  She was Executive Vice President of the Company from 2004-2006, Vice President Finance from 2000-2004, Treasurer from 1996-2006, and Controller from 1996-2002. Ms. Delly holds a B.S. degree in accounting from Samford University and is a Certified Public Accountant.  She also serves as a director of Flowserve Corporation.  Ms. Delly brings to the Board her long-term experience with the Company’s business and industry.

Mr. Duncan has been a director of the Company since 2006 and is a member of the Audit and Nominating/Governance Committees.  He is the retired President and Chief Executive Officer of FedEx Freight Corporation, a provider of regional and interregional less-than-truckload freight services.  He was founding CEO of this stand-alone corporation for FedEx and served in that capacity from 2001-2010.  He graduated from Christopher Newport University.  In recommending Mr. Duncan as a nominee for election to the Board, the Nominating/Governance Committee considered not only his experience as a chief executive officer, but also his skills and leadership with logistics.  He also serves on the board of directors of J.B. Hunt Transport Services, Inc. and previously served on the board of Brambles LTD.

Mr. Lamneck has been a director of the Company since 2013 and is a member of the Audit and Compensation Committees.  Since 2010, he has been the President and Chief Executive Officer of Insight Enterprises, Inc., a global provider of information technology hardware, software and service solutions to businesses and public sector clients in over 190 countries.  He also serves as a director of Insight.  From 2004-2009, he was President, the Americas, at Tech Data Corporation, a wholesale distributor of technology products, where he led operations in the United States, Canada and Latin America.  From 1996-2003, he held various executive management positions at Arrow Electronics, including President of Arrow/Richey Electronics and President of Arrow’s Industrial Computer Products business.  Mr. Lamneck received an MBA from the University of Texas at El Paso and a Bachelor of Science from the United States Military Academy at West Point.  His experience as a chief executive officer of a global technology provider was an important consideration in the Nominating/Governance Committee’s evaluation of Mr. Lamneck’s qualifications.

Mr. Scheible has been a director of the Company since 2011.  He chairs the Compensation Committee and also serves on the Audit Committee.  Since 2006, he has been Chief Executive Officer, President and Director of Graphic Packaging Holding Company, a global manufacturer of custom packaging, paperboard, laminations and coatings, systems and machinery and provider of contract packaging services to multinational companies.  He was the Chief Operating Officer of Graphic Packaging from 1999-2006 and President of their Flexible Packaging Division from 1998-1999.  From 1986-1998, he served as an executive with Avery Dennison Corporation, a global manufacturer of self-adhesive products, office products and specialized label systems.  He began his career at B.F. Goodrich Corporation in 1980, and has held various positions in the manufacturing industry for more than 30 years.  Mr. Scheible received an MBA in Finance and a Bachelor of Science in Biochemistry from Purdue University.  He brings his experience as a chief executive officer of a global manufacturing entity to the Board.

Ms. Strom has been a director of the Company since 2004, is a member of the Compensation Committee and chairs the Nominating/Governance Committee.  She has served as Founder and Executive Chairman of WebTuner Corp., a developer of software infrastructure for next generation pay television systems since October 2014.  From 2008 until October 2014, she was Chairman and CEO.  She is a Founding Partner of Revitalization Partners LLC, an international specialty management services firm that provides hands-on interim executive management and advisory services to client companies.  She also served as a director of Ensequence, Inc., a software company that has developed a cross platform technology for interactive video across cable, satellite, broadband and mobile devices.  She has been President and Chief Executive Officer of The Strom Group, an investment and business advisory firm, since 1990.  In 2000, she was President of InfoSpace.com Ventures, LLC, the venture capital arm of InfoSpace.com, Inc., a global provider of information and commerce infrastructure services for wireless devices and web sites.  From 1998 to 1999, she was President and Chief Operating Officer of InfoSpace.com, Inc.  From 1997 to 1998, she was CEO of Walker Digital and its first spin-out, priceline.com.  From 1995 to 1997, she was President and Chief Executive Officer of HD Radio (formerly USA Digital Radio Partners,

LP), a radio broadcasting technology company.  Ms. Strom has served as a Director of Hughes Electronics/DirectTV, the Polaroid Corporation, Software Publishing, and other public and private companies.  She is a Trustee of the National Public Radio Foundation.  Ms. Strom received her B.S. in mathematics and history, her M.A. and her Ph.D. (ABD) in mathematics and mathematics education from New York University.  She received her MBA from the Anderson School at the University of California, Los Angeles, where she has been recognized as one its “100 Most Impactful” alumni.  She brings her extensive experience gained through her service on boards or as an officer of several companies to the Board.

Mr. Williams has been a director of the Company since 2008 and is a member of the Compensation and Nominating/Governance Committees.  Since May 2014, he has been Chairman of the Board, President and CEO of National Oilwell Varco, Inc., a global service provider and manufacturer of equipment for oil and gas producers.  From February-May 2014, he was a director, President and CEO, and from December 2012-February 2014, he served as President and Chief Operating Officer.  Prior to December 2012, he was their Executive Vice President and Chief Financial Officer and also served as the Chief Financial Officer of Varco International, Inc. prior to its merger with National-Oilwell.  Mr. Williams began his career at Shell Oil Company in 1985, and has held various positions in the energy industry for 30 years.  He received a B.S. degree in Civil/Geological Engineering from Princeton University and an MBA from the University of Texas at Austin.  In recommending Mr. Williams for membership on the Board, the Nominating/Governance Committee considered his experience as a chief financial officer and now chief executive officer.  The Board has determined that he qualifies as an “audit committee financial expert” under the SEC’s rules.

The officers of the Company are elected by, and serve at the discretion of, the Board.

Election Procedures; Term

                Directors will be elected by the affirmative vote of the holders of a majority of the outstanding Common Shares present in person or represented by proxy at the Meeting.  Unless authority to vote for the election of directors is withheld as to any or all of the nominees, all Common Shares represented by proxy will be voted for the election of the nominees.  If the authority to vote for the election of directors is withheld as to any but not all of the nominees, all Common Shares represented by any such proxy will be voted for the election of the nominees as to whom such authority is not withheld.  If a nominee becomes unavailable to serve for any reason before the election, the shares represented by proxy will be voted for such other person, if any, as may be designated by the Board.  The Board, however, has no reason to believe that any nominee will be unavailable to serve as a director.

                Any vacancy on the Board occurring after the election may be filled (1) by election at any annual or special meeting of the shareholders called for that purpose, or (2) by a majority of the remaining directors.  However, the remaining directors may not fill more than two such vacancies during the period between any two successive annual meetings of shareholders.  A director elected to fill a vacancy will be elected for the unexpired portion of the term of his or her predecessor.

                All directors will be elected to serve until the 2016 annual meeting of shareholders and until their successors are duly elected and qualified.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR  THE ELECTION OF EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS.

Executive Officers

The executive officers of the Company are Gayla J. Delly, Donald F. Adam and Jon J. King.  See “Election of Directors — Nominees for Election” for information regarding Ms. Delly’s age, Company service and business experience.

Mr. Adam, 51, has been Chief Financial Officer of the Company since December 2006.  He served as Vice President and Corporate Controller from 2005-2006 and as Corporate Controller from 2002-2005.  From 1998-2002, he was Chief Financial Officer of Specialty Piping Components, Inc.  Mr. Adam holds a B.B.A. degree in accounting from the University of Texas and is a Certified Public Accountant.

Mr. King, 58, has been Executive VP of Global Operations and Engineering since July 2014.  Since 1996, he held various Company positions, most recently as Group President from 2003-2014, responsible for various divisions in Asia and the Americas.  Previously, he worked for Honeywell International Inc. and as a Captain in the US Army Corp of Engineers.  He has been in the contract manufacturing business for over 30 years and holds a B.S. degree from James Madison University in Geology and an MBA from the Florida Institute of Technology.

Corporate Governance, Committee Charters, Director Independence

The Company places integrity first and foremost, which has long been a part of our corporate identity.  The Company’s practices reflect corporate governance compliant with existing standards of the NYSE and the requirements of the SEC, including:

•         A majority of our Board members are independent of the Company and its management;

•         The independent members of the Board meet regularly without the presence of management;

•         The Audit, Compensation and Nominating/Governance Committees operate under charters that clearly establish their respective roles and responsibilities and are comprised solely of directors who meet the independence requirements established by the SEC, NYSE and Internal Revenue Service;

•         The chairman of the Audit Committee qualifies as an “audit committee financial expert”, as defined by the SEC;

•         The Audit Committee meets with management and the independent auditors to receive information concerning the design and operation of internal controls;

•         KPMG, our independent registered public accounting firm, reports directly to the Audit Committee;

•         The Company’s internal audit group reports directly to the Audit Committee periodically during the year;

•         The Company prohibits personal loans or extensions of credit to any executive officer or director;

•         The Company’s Code of Conduct applies to all employees, officers and directors;

•         The Company has a system in place to encourage and facilitate confidential and anonymous reports of compliance concerns, including to the Audit Committee; and

•         The Board operates under a set of published corporate governance guidelines.

The Board will continue to enhance the Company’s governance practices as new ideas and best practices emerge.  You may access our current committee charters, Code of Conduct and Corporate Governance Guidelines, on our website at www.bench.com under “Investor Relations—Corporate Governance,” or obtain copies by writing to the Corporate Secretary at Benchmark Electronics, Inc., 3000 Technology Drive, Angleton, Texas 77515, phone 979-849-6550.

Shareholders and other interested parties may send communications to the Board, the nonemployee directors as a group or to individual directors, in each case, care of Benchmark Electronics, Inc., 3000 Technology Drive, Angleton, Texas 77515.

Operation of Board of Directors and Committees, Attendance

The Board is responsible for establishing broad corporate policies and reviewing our overall performance rather than day-to-day operations.  The Board’s primary responsibility is to oversee the Company’s management and, in so doing, serve the best interests of the Company and its shareholders.  The Board selects, evaluates and provides for the succession of executive officers and, subject to shareholder election, directors.  It reviews and approves corporate objectives and strategies, and evaluates significant policies and proposed major commitments of corporate resources.  It participates in decisions that have a potential major economic impact on the Company.  Management keeps the directors informed of Company activity through regular written and oral reports and through presentations at Board and committee meetings.

Directors are elected annually by the shareholders and hold office until their successors are duly elected and qualified.  Our Bylaws provide for a Board of Directors consisting of between five and nine members as determined from time to time by the Board.  The Board currently has eight members, all of whom are nominees for election at the Meeting.

NYSE rules require that the Company have a majority of independent directors.  The rules provide that no director will qualify as “independent” unless the Board affirmatively determines that the director has no material relationship with the Company and its subsidiaries, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company.  In evaluating each director’s independence, the Board considers the NYSE rules as well as all facts and circumstances deemed relevant.  As of the date of this Proxy Statement, the Board has determined that each nominee other than Ms. Delly, our President and CEO, is “independent.”  The Board determined that each independent director had no material relationship with the Company or management other than as a director or shareholder, and that none of the express disqualifications contained in the NYSE rules apply to any of them.  In making this determination, the Board considered any transactions, relationships and arrangements as required by the NYSE listing requirements.

The Board oversees an enterprise-wide approach to risk management.  The Board seeks not only to understand the risks facing the Company and management’s approach to address them, but also actively decides on the levels of risk appropriate for the Company when designing and implementing its business strategy.  In achieving this objective, the full Board participates in an annual enterprise risk management assessment.  In this process, risk is assessed throughout the business, focusing on six primary areas: financial, legal/compliance, operational/transactional, customer services/reputation, information technology/security and inherent (other) risks.  In addition to reviewing risk with the full Board at least annually, the independent directors discuss risk management during nonmanagement executive sessions led by the Chairman of the Board.

While the Board has the ultimate oversight responsibility for the risk management process, committees of the Board have also been entrusted with responsibility for risk management.  In particular, the Audit Committee focuses on assessing and mitigating financial reporting risk, including internal controls, and receives an annual risk assessment report from the Company’s internal auditor and quarterly reports on identified risk areas.  In setting compensation, the Compensation Committee also strives to create incentives that encourage a level of risk taking consistent with the Company’s business strategy.

The Board held five meetings during 2014.  Each director attended at least 75% of the Board meetings, as well as the committee meetings held during their tenure thereon.  Ms. Delly, who serves as President and CEO of the Company, does not vote or participate in portions of Compensation Committee meetings that determine, or Board meetings that ratify, her compensation.  In addition to committee meetings, the nonemployee directors regularly meet in executive session without members of management present, including Ms. Delly.  These sessions are currently held either before, after or otherwise in conjunction with the Board’s regularly scheduled meetings.  Additional executive sessions can be scheduled at the request of the nonemployee directors.

The Board has Audit, Compensation and Nominating/Governance Committees.

The Audit Committee, consisting of Messrs. Dawson, Dorflinger, Duncan, Lamneck and Scheible, met 11 times during 2014.  Mr. Dawson chairs the committee and qualifies as an “audit committee financial expert” under the rules of the SEC.  An “audit committee financial expert” is defined as a person who has the following attributes: (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues generally comparable to the breadth and complexity of issues that can reasonably be expected in the Company’s financial statements, or experience actively supervising one or more persons engaged in such activities; (iv) an understanding of internal controls and procedures for financial reporting; and (v) an understanding of audit committee functions.  The principal function of the committee is to assist the Board in fulfilling its responsibility to oversee (i) management’s conduct of the Company’s financial reporting process (including management’s development and maintenance of systems of internal accounting and financial controls),

(ii) the integrity of the Company’s financial statements, (iii) the Company’s compliance with legal and regulatory requirements and ethical standards, (iv) the qualifications and independence of the Company’s outside auditors and (v) the performance of the Company’s internal audit function and the outside auditors.  The committee also prepares the audit committee report required by the rules of the SEC to be included in the Company’s annual proxy statement.  Additional information regarding the functions performed by the committee is set forth below in the “Report of the Audit Committee.”

The Compensation Committee, consisting of Messrs. Dawson, Lamneck, Scheible and Williams and Ms. Strom, met four times during 2014.  The principal functions of the committee are to (i) oversee the administration of the compensation plans, in particular the incentive compensation and equity-based plans, of the Company (and, to the extent appropriate, the subsidiaries of the Company), (ii) discharge the Board’s responsibilities relating to the compensation of the Company’s executives, (iii) review and make recommendations on director compensation and (iv) prepare the annual report on executive compensation required in the Company’s annual proxy statement.  Additional information regarding the functions performed by the committee is set forth below in the “Report of the Compensation Committee.”

The Nominating/Governance Committee, consisting of Messrs. Dorflinger, Duncan, Williams and Ms. Strom, met four times during 2014.  The principal functions of the committee are to (i) identify individuals qualified to become Board members and recommend such individuals to the Board for nomination for election to the Board, (ii) make recommendations to the Board concerning committee appointments, (iii) develop, recommend and annually review corporate governance guidelines for the Company, (iv) oversee corporate governance matters, and (v) coordinate an annual evaluation of the Board, including each committee and each member of the Board.

To be considered by the Nominating/Governance Committee, a director nominee should have experience as a board member or senior executive of a public company or nationally recognized private company.  In addition to these minimum requirements, the committee will also evaluate whether the nominee’s skills are complementary to the incumbent Board members’ skills and the Board’s needs for operational, management, financial, international, technological or other expertise.  In addition, although there is no specific policy on considering diversity, the Board and the committee believe that the Board membership should reflect diversity in its broadest sense, including geography, gender, ethnicity, viewpoint, education, skills and professional experience.  The committee typically retains a search firm to identify and screen the candidates, do reference checks, prepare a biography for each candidate for the committee’s review and coordinate interviews.  The committee, the Chairman of the Board and executive officers interview candidates that meet the criteria, and the committee selects nominees who best suit the Board’s needs.  The committee will consider for nomination to the Board candidates suggested by shareholders, provided that recommendations are submitted and received by us at our principal executive offices at 3000 Technology Drive, Angleton, Texas 77515, with an appropriate biographical summary, in accordance with the requirements described below under “Date of Submission of Shareholder Proposals.”

The Board does not have a written policy requiring members to attend the annual shareholders meetings, although all members have traditionally attended.  We anticipate that all of our directors will attend the Meeting.

Certain Transactions

The Board reviews Related-Party Transactions (as defined below) in which the Company is or will be a participant to determine if they are in the best interests of our shareholders and the Company.  Financial transactions, arrangements, relationships or any series of similar transactions, arrangements or relationships in which a Related Party (as defined below) had or will have a direct or indirect material interest and that exceed $120,000 (“Related-Party Transactions”) are subject to the Board’s review.  “Related Parties” are directors, director nominees, executive officers, holders of 5% or more of our Common Shares and their immediate family members.  Immediate family members are children, stepchildren, spouses, parents, siblings, stepparents, mothers-in-law, fathers-in-law, brothers-in-law, sisters-in-law, daughters-in-law, sons-in-law and any person, other than a tenant or domestic employee, in the household of a director, director nominee, executive officer or holder of 5% or more of our Common Shares.

The Board does not have a written policy regarding Related-Party Transactions.  The Board does not believe a written policy is necessary because the Board has not approved, and does not expect to approve, the Company’s engagement in any Related-Party Transactions other than in rare circumstances.  Any Related-Party Transaction would be considered on a stand-alone basis based on facts and circumstances at the time.  After review, the Board would decide whether to approve a Related-Party Transaction that is in, or is not inconsistent with, the best interests of the Company and its shareholders, as the Board determines in good faith.

Compensation Committee Interlocks and Insider Participation

Each member of the Board’s Compensation Committee is independent, and no member was ever employed by the Company.  None of our directors has interlocking or other relationships with other boards, compensation committees or our executive officers that require disclosure under Item 407(e)(4) of Regulation S-K.

COMPENSATION DISCUSSION AND ANALYSIS

Philosophy and Objectives

Our executive compensation program is designed to:

•         Attract, retain and reward high-caliber management talent;

•         Incentivize the achievement of both the Company’s short-term and long-term operating objectives and strategic plan;

•         Be transparent, fair, objective and, to the extent practical, formulaic;

•         Encourage the taking of prudent business risks for appropriate potential long-term benefits, while avoiding excessive, unnecessary or unwise risk; and;

•         Encourage smart investment and prudent deployment of capital.

At-risk, incentive compensation commits our executives to delivering positive results over both the short- and long-terms by rewarding the achievement of those results and aligning their interests with the financial interests of our shareholders.  The Company’s target compensation opportunity is generally set in the median range of market compensation survey data and a peer group of companies (“Peer Group” further detailed below), which was selected in 2012 upon the recommendation of the Compensation Committee’s independent consultant.  Our compensation program is designed to deliver above-median compensation for above-median performance and below-median compensation for below-median performance.

In order to more closely align the financial interests of our executive officers with that of our shareholders, we have (i) share ownership guidelines requiring our executives to acquire a long-term ownership stake in the Company (see “Share Ownership Guidelines”), (ii) a practice of making all board-level compensation decisions (base salary adjustments, annual bonuses, and long-term equity-based incentives) on a single day to reinforce performance feedback to the executives (see “Timing of Compensation Decisions”), and (iii) a performance-based restricted stock unit (“PSU”) component in our compensation program, to more closely tie pay to performance.  The vesting of PSUs depends on the Company’s achievement of financial goals set by the Compensation Committee and derived from the Company’s overall financial objectives, which for 2014 included goals relating to annual revenue growth rate, operating income margin, and return on invested capital over a four-year period (see “Long-Term Equity-Based Incentive Compensation”).  The performance cycle for the PSUs awarded in 2011 concluded in December 2014 and resulted in no shares being issued under the awards.

The primary components of our executive compensation program, described in more detail below, are (i) base salary, (ii) annual performance-based incentive compensation, and (iii) long-term incentive (“LTI”) compensation comprised of restricted stock units (“RSUs”), PSUs and stock options:

•         Base Salary, which pays a set level of monthly cash income to the executive, generally within the median range of the Peer Group.

•         Annual Performance-Based Incentive Award, which pays a variable cash award to reward good short-term operational performance, which in 2014 was based on sales, earnings per share and inventory turn targets set by the Compensation Committee at the beginning of each year.

•         RSUs, which typically vest over a four-year period, are awarded to retain management and permit each executive to steadily build an ownership stake in the Company to encourage the creation of long-term shareholder value.

•         PSUs, designed to reward performance and accelerate the executive’s ownership stake, subject to the achievement of specific long-term financial objectives generally over a four-year period.

•         Stock Options, which directly align the interests of executives with the financial interest of our shareholders by increasing in value to the executive with the increase in value of our Common Shares, typically over a four-year vesting period and as long as the executive holds the options.

Three of the components—Annual Incentive Awards, PSUs, and Stock Options—are “at-risk”: they have value only if the Company’s financial objectives are achieved or the value of the Company’s Common Shares rises.  The Company believes that the design of these at-risk components closely aligns executive pay with performance beneficial to the Company and its shareholders.

Role of Compensation Committee

The Compensation Committee is responsible for reviewing and approving all salary and annual incentive compensation paid to officers of the Company who are subject to Section 16 of the Exchange Act (“Section 16”), including our Chief Executive Officer (or CEO) and the other executive officers named below in the Summary Compensation Table (collectively with the CEO, the “Named Executive Officers”).  The committee also approves the LTI equity compensation paid to our executives, as well as most other employees (except for certain employees not subject to Section 16 for whom the CEO has delegated authority to make certain awards).

The Compensation Committee has retained Pearl Meyer & Partners to serve as the committee’s independent compensation consultant (the “consultant”) and perform reviews from time to time of our executive compensation practices, as well as the compensation of our Board of Directors.  The consultant performed such a review in connection with the committee’s decisions relating to 2014 compensation.  The consultant does not provide any services on behalf of management and does not have any potential business conflicts with its role as an independent advisor.

Role of Management

Regarding most compensation matters, including executive and director compensation, management provides recommendations to the Compensation Committee; however, the committee does not delegate any of its responsibilities to others in setting compensation for the executive officers.  The Chief Executive Officer annually reviews the performance of the other executive officers, and presents her conclusions and recommendations as to salary adjustments and annual equity awards to the committee for its consideration.  The committee exercises its discretion in determining any adjustments or awards to the officers of the Company (which includes the executive officers).  The committee does not take into account any recommendations from the Chief Executive Officer with respect to her own compensation.

Evaluation of Say-on-Pay Advisory Vote

At our 2013 annual meeting, shareholders voted 91% in favor of the Named Executive Officer compensation described in the 2013 proxy statement.  With the goal of continuing to meet the approval of shareholders and remaining responsive to their concerns, we engaged our institutional investors prior to and following the 2013 annual meeting.  No significant issues with our executive compensation program were raised during these discussions.  The Compensation Committee reviewed the foregoing and determined that it indicates confirmation and overwhelming support by shareholders of the Company’s existing executive compensation policies and decisions.  Accordingly, we did not significantly change our compensation philosophy or objectives in 2014.

Competitive Market Review

In setting executive compensation, the Compensation Committee considers all factors it deems relevant.  The committee also considers data and recommendations presented by the consultant and/or management based on market data that provide information on the level of the total target compensation (comprised of salary, annual incentive and LTI compensation) paid to similarly positioned executives at companies in the Peer Group.  To determine the amount of compensation to be paid to each of our executives, the committee performs a subjective evaluation of:

•         each executive’s performance and responsibilities;

•         market survey data;

•         relativity in pay among the Company’s executive officers;

•         comparability of each executive’s role to executive officers named in the proxy statements of other companies in our Peer Group;

•         general compensation trends;

•         the Company’s financial position;

•         specific challenges faced by the executive; and

•         for each executive other than the CEO, the recommendation of the Chief Executive Officer (without assigning specific weight to each factor).

The committee has not established a set formula or other quantitative policy for allocating between long-term and immediately payable compensation, cash and noncash compensation, establishing the amount of equity awards or allocating equity awards between stock options, RSUs and PSUs, but rather considers compensation in total for each individual.

In establishing the Peer Group, the Compensation Committee evaluates peer companies selected from publicly traded companies that are major competitors or customers.  The committee seeks to select peer companies that are comparable to Benchmark based on various criteria, including revenue, market capitalization, similar industry affiliation, scope of global operations and a belief that these companies compete for similar executive talent.  The Peer Group used in setting compensation for 2014 was selected by the committee in 2012 based on a recommendation from the consultant.  The companies involved included entities with revenues between $0.8 billion and $6.8 billion, manufacturers and companies in the electrical components, systems software, semiconductor components and electronics manufacturing services industries.  The Peer Group consisted of the following:

•	Amphenol Corporation	•	Multi-Fineline Electronix, Inc.
•	AVX Corporation	•	Plexus Corp
•	BMC Software, Inc.	•	Sanmina Corporation
•	Celestica Inc.	•	Teradyne, Inc.
•	KLA-Tencor Corporation	•	TTM Technologies, Inc.
•	Lam Research Corporation	•	Vishay Intertechnology, Inc.
•	Molex Incorporated

Timing of Compensation Decisions

In order to reinforce performance feedback through compensation, the Compensation Committee makes executive compensation decisions in the first quarter of each year.  The committee reviews and approves stock-based awards to all eligible employees, including executive officers, once a year, on the date of the committee’s regularly scheduled first quarter meeting.  Stock options granted at that time have an exercise price equal to the closing price of the Common Shares on that date.  The Company believes that the practice of granting stock-based awards in the first quarter of each year is reasonable when followed on a consistent basis each year and reduces the risk of inadvertently timing the grant of such awards with the release of material nonpublic information.

2014 Compensation

In assessing the 2013 individual performance of Ms. Delly and Mr. Adam, which was the basis for setting their 2014 compensation, the Compensation Committee noted that each gave exceptional focus on improving the Company’s net sales, net income, operating margin and earnings per share.

•         Under Ms. Delly’s leadership, the Company completed the strategic acquisitions of Suntron Corporation (two manufacturing facilities and approximately 500 employees) and the EMS segment of CTS Corporation (which included five manufacturing facilities and approximately 1,000 employees).  Also under Ms. Delly’s leadership, the Company continued enhancing its quality management system, which includes continuous improvement activities, such as lean manufacturing initiatives.

•         Under Mr. Adam’s leadership as CFO, the Company managed its capital structure by effecting the acquisitions noted above for cash, returning over $40 million to shareholders by repurchasing Common Shares, continuing its expense reduction efforts, and maintaining strong income from operations performance and proper internal controls and financial compliance.

The Compensation Committee did not set the 2014 base salary or approve the annual performance-based incentive award for Mr. King, who became an executive officer in July 2014.  The committee did approve his award of RSUs and PSUs.  His promotion resulted in part from his performance as a Group President in 2013, where he successfully oversaw the Company’s engineering and managed its operations in the Americas.  The committee did set the base salary and approve the other awards for Kenneth S. Barrow; Mr. Barrow left the Company in May 2014 and forfeited such awards.

Base Salary Compensation

The Compensation Committee reviews base salaries for executive officers annually.  In making salary determinations, the committee considers the terms of any employment contract with the executive, the recommendations of the Chief Executive Officer (as to executive officers other than the CEO), salary norms for persons in comparable positions in the Peer Group, the executive’s experience and scope of responsibility, and the committee’s assessment of the executive’s individual past and potential future contribution to the Company’s results (without assigning a specific weight to each factor).  During its review of base salaries for executives for 2014, the committee primarily considered market data provided by the consultant, the results of a review of the executive’s compensation relative to the Company’s other executive officers, the executive’s individual performance and the committee members’ own business experience and views on appropriate compensation levels.

Annual Cash-Based Incentive Compensation

The purpose of the executive annual incentive compensation plan is to align the interests of executive officers with shareholders by motivating the executives to achieve superior financial and operational performance that increases shareholder value.  Incentive bonuses are generally granted based on a percentage of each executive’s base salary earned during the year.  Targets under the executive annual incentive plan for 2014 were set by the Compensation Committee in the first quarter of 2014.  Our practice is to award cash incentive bonuses based on the attainment of corporate performance goals.  The following table sets forth the threshold, target, incremental and maximum performance goals with respect to 2014 financial results of the Company for each of the executive officers:

	Corporate Performance Goals
Objective Level	Earnings Per Share Before Special Items(1)	Inventory Turns(2)	Revenue
Threshold	$ 1.50	5.75	$2.738 billion
Target	$ 1.60	6.00	$2.800 billion
Incremental	$ 1.70	6.25	$2.862 billion
Maximum	$ 1.80	6.50	$2.925 billion
Actual	$ 1.58	6.10	$2.797 billion

(1)        Earnings per share before special items excludes restructuring charges, integration and acquisition-related costs and final Thailand flood-related items.

(2)        Inventory turns was calculated as cost of sales divided by average inventory for each of the four quarters ended December 31, 2014.

The following table sets forth the potential 2014 threshold, target, incremental and maximum cash incentive payment levels, as a percentage of salary, for the Named Executive Officers based on the Company’s achievement of each of the three performance goals above.  Below the threshold, no award is earned; achievements between the different levels are paid ratably:

	Potential 2014 Incentive Payments as a Percentage of Salary Related
	to Achievement of Each of Three Corporate Performance Goals
Named Executive	Threshold	Target	Incremental	Maximum
Gayla J. Delly	16.7%	38.3%	50.0%	66.7%
Donald F. Adam	16.7%	25.0%	33.3%	41.7%
Jon J. King	16.7%	25.0%	33.3%	41.7%
Kenneth S. Barrow	16.7%	25.0%	33.3%	41.7%

The total incentive award is determined according to the level of achievement of the aggregate corporate performance goals.  The maximum incentive bonus for these executive officers was 200% for Ms. Delly and 125% for Messrs. Adam, King and Barrow.

At its first quarter 2015 meeting, the Compensation Committee determined the extent to which the 2014 performance goals were achieved and approved the amount to be paid to each executive.  The committee determined that the Company had exceeded threshold performance in earnings per share before special items and revenue and exceeded target level performance in inventory turns.  The table below sets forth the incentive award earned and the corresponding percentage of 2014 salary that the amount represented.

		Amount of
		Cash Incentive	% of
Named Executive		Earned	Salary
Gayla J. Delly		$932,389	114.2%(1)
Donald F. Adam		$302,888	76.3%(2)
Jon J. King		$277,073	76.3%(2)
Kenneth S. Barrow	$	— (3)	— (3)

(1)        Ms. Delly’s incentive payment consisted of the following percentages for each performance goal: 34.0% for earnings per share before special items, 43.0% for inventory turns and 37.3% for revenue.

(2)        Messrs. Adam and King’s incentive payments consisted of the following percentages for each performance goal: 23.3% for earnings per share before special items, 28.3% for inventory turns and 24.6% for revenue.

(3)        Mr. Barrow left the Company in May 2014 and received no incentive payment for the year.

Long-Term Incentive Compensation

The Compensation Committee believes that our LTI compensation, which is equity-based, is critical in motivating increases in shareholder value over the longer term because it focuses executive attention on share price as the primary measure of the Company’s overall performance.  In 2014, the committee awarded executive officers a combination of stock options, RSUs and PSUs under the Omnibus Plan (in each case, as further described below).  To determine the awards for each executive, the committee evaluated each executive’s performance and responsibilities, and also considered market data, relative pay among the Company’s executive officers and other factors (without assigning a specific weight to each factor).  The evaluation was made with significant input from our Chief Executive Officer, and also factored in the future potential contribution from each executive according to the Company’s long-term and emergency succession plans.  Although management recommended the number of shares to be covered by equity awards granted to employees, the committee approved the grant of all equity awards and did not delegate the timing of such grants.  Equity award grants to our Chief Executive Officer and other executive officers are not made automatically each year.  The amount and terms of equity awards already held by executives generally are not significant factors in the committee’s determination of whether and how many equity awards should be granted to the executives.

Stock Options - The Compensation Committee grants stock options at not less than 100% of the fair market value of the Common Shares on the date of grant.  Because stock options provide value only in the event of share price appreciation, the committee believes these awards are, by their nature, performance-based and are an important component of our executive compensation program.

RSUs - Long-term equity-based incentive compensation awards also include time-based awards, which vest over four years, to improve retention of executives and to enable a steadily growing ownership stake in the Company that encourages long-term strategic performance.

PSUs – The committee believes the PSUs, which generally vest over four years subject to the achievement of measurable, absolute financial goals, enable management to build a meaningful ownership stake in the Company to encourage long-term strategic thinking and the avoidance of unnecessary or excessive risk taking.  The financial goals are set by the Compensation Committee, and in order to receive any payment, the Company is required to exceed the following fiscal 2014 thresholds: an annual revenue growth rate of 8.3%; operating income margins of 4.6%; and return on invested capital of 8.2%.

The long-term equity-based incentive compensation awards made in the first quarter of 2014 were evenly balanced, with approximately one-third of the total value awarded in stock options, RSUs and PSUs, respectively.  Ms. Delly also received certain additional grants as detailed below in “Compensation Tables and Narratives– Grants of Plan-Based Awards”.

Deferred Compensation Benefits

In order to attract and retain key employees, the Company established the Benchmark Electronics, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”), which allows certain designated employees, including our Named Executive Officers, the opportunity to defer, on a pretax basis, their salary, bonus awards, and other specified compensation and to receive the deferred amounts, together with an investment return (positive or negative), either at a predetermined time in the future or upon termination of employment with the Company.  The Company intends that the Deferred Compensation Plan will at all times be maintained on an unfunded basis for federal income tax purposes under the Code, and be administered as a nonqualified ‘‘top-hat’’ plan exempt from the substantive requirements of the Employee Retirement Income Security Act.  All contributions to the Deferred Compensation Plan, as well as any matching contributions, are fully vested upon contribution.

Retirement Benefits

All employees in the United States, including the executive officers, are eligible to participate in the Company’s 401(k) Employee Savings Plan (the “Savings Plan”).  The Savings Plan is a defined contribution tax-qualified retirement savings plan pursuant to which employees are able to contribute a portion of their eligible cash compensation to the Savings Plan and the Company provides matching cash contributions up to 4% of the employees’ eligible compensation.  All contributions to the Savings Plan, as well as any matching contributions, are fully vested upon contribution.

Perquisites and Personal Benefits

The Company offers only minimal perquisites or other personal benefits to executive officers, consisting primarily of a portion of the cost of financial planning services, health club memberships and annual physical exams.

Other Matters

Share Ownership Guidelines

Our senior officers are subject to a share ownership requirement implemented in 2008.  During their term of employment with the Company, these officers are expected to directly own Common Shares having a market value of at least (a) 3x annual base salary for the President or Chief Executive Officer and (b) 2x annual base salary for the other senior officers.  Any senior officers who have not yet achieved this ownership requirement are expected to retain 20% of their stock awards.  Once achieved, the officer remains in compliance despite any decrease in the market value of the Common Shares or any increase in base salary.  Ms. Delly and Mr. Adam have met their ownership requirement.

Analysis of Compensation Risk

During 2014 our Compensation Committee conducted an analysis of potential risks posed by the Company’s compensation program to determine whether the program might encourage the executive officers to take unnecessary or excessive risks, or whether the program might encourage the manipulation of reported earnings.  As part of its analysis the committee also considered mitigating factors and controls:

Component	Potential Risk	Mitigating Factors
Base Salary	Unsustainable fixed expense	Management of expenses and increases
	Retention challenges if too low	Periodic market surveys

Annual Incentive	Imprudent risk taking to	Internal financial controls
Plan	maximize short-term reported	Award limits
	financial results	Long-term incentive awards at risk
	Earnings manipulation	Share ownership guidelines
Tied to independently audited results

Long-Term	Imprudent risk taking to	Award limits
Equity-Based	maximize short-term stock price	Share ownership guidelines
Incentive Plans	Earnings manipulation	Long vesting periods
Internal financial controls
Independent audit

Health &	Unsustainable fixed expense	Management of expenses
Insurance Benefits	Retention challenges if too low	Periodic market surveys

Retirement	Unsustainable fixed expense	Management of expenses
Benefits
(401k and	Retention challenges if too low	Limited nonqualified retirement benefits
Deferred
Compensation Plans)	Legal compliance risks	Third party professional advisors

Periodic market surveys

Severance Plans	Unsustainable fixed expense	Limitations within employment,
severance and change of control
agreements
Award limits

Perquisites &	Unsustainable fixed expense	Management of expenses
Expatriate
Benefits	Retention challenges if too low	Periodic market surveys

Based on its analysis the Compensation Committee determined that our compensation program is unlikely to motivate inappropriate risk-taking.

Limits on Deductibility of Compensation

An income tax deduction under Section 162(m) of the Code will generally be available for annual compensation in excess of $1 million paid to certain executive officers only if that compensation is ‘‘performance-based’’ and complies with certain other requirements.  Although the Compensation Committee considers deductibility issues when approving executive compensation elements, we believe that other compensation objectives, such as attracting, retaining and providing incentives to qualified managers, are important and may supersede the goal of maintaining deductibility.  Consequently, the committee may decide to pay compensation that is not deductible when it believes it is in the best interests of the Company and shareholders to do so.

REPORT OF COMPENSATION COMMITTEE

The Compensation Committee operates under a written charter previously approved by the Board.  As required by the charter, each member of the committee is independent.  Moreover, no member of the committee has any interlocking or other relationships with the Company.

The committee administers our executive compensation program.  Among other things, the committee is responsible for:

•         establishing the compensation of our Chief Executive Officer, which is then ratified by the full Board;

•         determining the compensation of our other officers subject to Section 16, including the Named Executive Officers other than the CEO; and

•         administering our employee benefit plans.

The committee has reviewed and discussed the Compensation Discussion and Analysis for the year ended December 31, 2014 and other compensation disclosures in this proxy statement with management.  Based on such reviews and discussions, the committee recommended to the Board that the compensation-related disclosures made in this proxy statement be included herein and incorporated by reference into the Company’s annual report on Form 10-K for the year ended December 31, 2014.

Respectfully submitted,

Compensation Committee

David W. Scheible, Chair

Michael R. Dawson

Kenneth T. Lamneck

Bernee D. L. Strom

Clay C. Williams

COMPENSATION TABLES AND NARRATIVES

The following tables, narratives and footnotes describe the total compensation and benefits of our Chief Executive Officer and our other Named Executive Officers for 2014.

Summary Compensation Table

The following table sets forth information concerning the compensation and benefits of our Named Executive Officers during the fiscal years ended December 31, 2014, 2013 and 2012.

					Non-Equity	All Other
			Stock	Option	Incentive Plan	Compen-
Name and		Salary	Awards(1)	Awards(2)	Compensation(3)	sation(4)	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)
Gayla J. Delly	2014	$816,345	$2,701,319	$1,108,413	$932,389	$56,663	$5,615,129
President and Chief	2013	773,654	1,163,234	580,952	773,654	10,450	3,301,944
Executive Officer (PEO)	2012	750,000	1,079,623	282,177	874,500	10,250	2,996,550

Donald F. Adam	2014	397,115	577,141	273,884	302,888	24,265	1,575,293
Chief Financial	2013	381,827	537,914	268,681	254,297	10,450	1,453,169
Officer (PFO)	2012	370,000	531,362	241,514	308,321	10,250	1,461,447

Jon J. King(5)	2014	363,269	267,788	114,219	277,073	18,706	1,041,055
Executive Vice President

Kenneth S. Barrow(6)	2014	130,800	268,155	127,278	—	10,416	536,649
General Counsel	2013	347,885	252,629	126,197	231,691	10,450	968,852
	2012	337,308	233,942	86,320	281,078	10,250	948,898

(1)        The amounts reflect the aggregate grant date fair value of RSU and PSU grants pursuant to the Company’s equity plans during the fiscal years ended December 31, 2014, 2013 and 2012, respectively, computed in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718.  Stock awards were valued using the closing market price of the Common Shares on the grant date.  A portion of the awards listed above are subject to performance conditions, with the grant date fair value calculated for purposes of the Stock Awards column assuming a target level of achievement.  Assuming the performance conditions will be achieved at a maximum level of 300% for grants in 2014, the grant date fair value of stock awards for each of our Named Executive Officers would be as follows:

Ms. Delly	$5,097,355
Mr. Adam	$1,154,282
Mr. King	$535,575
Mr. Barrow	$536,311

The 2014 amounts reflect awards that the Company granted to Ms. Delly in May 2014, and the 2012 amounts exclude certain ineffective grants originally reported, each as described below in “Compensation Tables and Narratives – Grants of Plan-Based Awards”.

(2)        The amounts reflect the aggregate grant date fair value of stock option grants pursuant to the Company’s equity plans during the years ended December 31, 2014, 2013 and 2012, respectively, computed in accordance with the provisions of FASB ASC Topic 718.  Assumptions used in the calculation of this amount are included in footnote 1(m) to the Company’s audited financial statements for the year ended December 31, 2014, included in the Company’s Annual Report on Form 10−K filed with the SEC on February 27, 2015.  The 2014 amounts reflect awards that the Company granted to Ms. Delly in May 2014, and the 2012 amounts exclude certain ineffective grants originally reported, each as described below in “Compensation Tables and Narratives – Grants of Plan-Based Awards”.

(3)        The amounts shown in this column reflect cash incentive bonuses earned by our Named Executive Officers pursuant to the Company’s annual executive incentive compensation plan.  The amounts include cash bonuses earned in year of service regardless of when paid.

(4)        For the year ended December 31, 2014, the “All Other Compensation” column includes (a) $10,200 paid by the Company pursuant to the Company’s Savings Plan to each of our Named Executive Officers (under the Savings Plan, the Company is obligated to make matching contributions to the Savings Plan in an amount equal to 100% of each participant’s elective contributions, to the extent that such elective contributions do not exceed 4% of such participant’s eligible compensation), (b) payments by the Company to Ms. Delly and Messrs. Adam and King pursuant to the Company’s Deferred Compensation Plan as elective matching contributions and (c) payments by the Company of premiums for term life insurance on behalf of each of our Named Executive Officers.

(5)        Mr. King became an executive officer July 22, 2014.

(6)        Mr. Barrow left the Company in May 2014.

Employment Agreements

The Company has entered into employment agreements with each of the Named Executive Officers.  The agreements provide for annual base salaries, subject to increases from time to time as determined by the Compensation Committee.  These agreements are automatically extended by successive one-year terms, unless terminated by the Company or the executive.  Effective March 1, 2014, Ms. Delly’s annual base salary was $825,000, while those for Messrs. Adam, King and Barrow were $400,000, $370,000 and $370,000, respectively.

In addition to annual base salaries, each employment agreement provides for payment of bonuses if the Company attains or exceeds its corporate performance goals which are specified each year by the Compensation Committee.  A more detailed discussion of the corporate performance goals and these bonuses, including the percentage of base salary and the mechanism by which the bonuses are paid and determined by the committee is set forth in “Compensation Discussion and Analysis—2014 Compensation — Annual Cash-Based Incentive Compensation”.

Each employment agreement also provides for severance payments if the applicable Named Executive Officer’s employment is terminated under certain qualifying circumstances.  A more detailed discussion of the severance terms is set forth in “—Potential Payments upon Termination or Change in Control”.

Each employment agreement contains restrictive covenants that prohibit the applicable Named Executive Officer from competing with the Company or soliciting its customers or service providers during the term of the employment agreement and for two years thereafter, as well as a confidentiality covenant of indefinite length.

In addition to the restrictive covenants described in the preceding sentence, Ms. Delly may not, during her period of employment and for two years thereafter, make disparaging remarks about the Company, its subsidiaries or products and services or divert customers of the Company to its competitors.

Grants of Plan-Based Awards

The Benchmark Electronics, Inc. 2000 Stock Awards Plan (the “2000 Plan”) authorized, and the Omnibus Plan authorizes, the Company, upon recommendation of the Compensation Committee, to grant a variety of types of awards, including stock options, restricted shares, RSUs, stock appreciation rights, performance compensation awards, phantom stock awards and deferred share units, or any combination thereof, to any director, officer, employee or consultant (including any prospective director, officer, employee or consultant) of the Company.  The 2000 Plan expired in 2010 and no additional grants can be made under that plan.  The Omnibus Plan was approved by the Company’s shareholders in 2010 and replaced the 2000 Plan.  As of December 31, 2014, the Company had equity awards outstanding with respect to 3.2 million Common Shares under the Company’s 2000 and Omnibus Plans, and 4.3 million additional Common Shares are available for issuance under the Omnibus Plan.

As described in our 2014 proxy statement, the Compensation Committee approved a grant to Ms. Delly in 2012 of 49,899 stock options, 83,202 PSUs (assuming the performance conditions were achieved at a maximum level of 300%) and 27,734 restricted shares.  However, in 2013, the Company determined that 45,430 options, 75,750 PSUs (assuming 300% achievement) and 25,250 restricted shares were not validly granted pursuant to the Omnibus Plan because they exceeded plan limits on the maximum shares that may be granted to a participant in any fiscal year.  Accordingly, the attempted grant of such awards was ineffective, and such awards were never granted.  References in this proxy statement to Ms. Delly’s 2012 grants reflect only the awards that were validly granted.  After shareholders approved the First Amendment to the Omnibus Plan in 2014, the Compensation Committee

granted 45,430 options, 75,750 PSUs (assuming 300% achievement) and 38,669 RSUs to Ms. Delly.  Such awards were designed to replace the value of the stock options, restricted shares and PSUs granted in 2012 that were not validly granted.

The following table sets forth information concerning grants of nonqualified stock options and RSUs to the Named Executive Officers during 2014 under the Omnibus Plan, as well as estimated possible payouts under cash and equity incentive plans.

2014 Grants of Plan-Based Awards

								All Other	All Other
								Stock	Option		Grant Date
								Awards:	Awards:	Exercise or	Fair Value
		Estimated Possible Payouts Under			Estimated Possible Payouts Under			Number of	Number of	Base Price	of Stock
		Non-Equity Incentive Plan Awards (1)			Equity Incentive Plan Awards (2)			Shares of	Securities	of Option	and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or	Underlying	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	Units (#)	Options (#)	($/Sh) )(3)	($)(4)
Ms. Delly	2/13/14	$408,173	$938,797	$1,632,690	—	27,124	81,372	—	—	—	$623,581
	2/13/14	—	—	—	—	—	—	27,124	—	—	$623,581
	2/13/14	—	—	—	—	—	—	—	51,692	$22.99	$591,873
	5/07/14	—	—	—	—	25,250	75,750	—	—	—	$574,438
	5/07/14	—	—	—	—	—	—	38,669	—	—	$879,720
	5/07/14	—	—	—	—	—	—	—	45,430	$22.75	$516,539

Mr. Adam	2/13/14	$198,558	$297,836	$496,394	—	12,552	37,656	—	—	—	$288,570
	2/13/14	—	—	—	—	—	—	12,552	—	—	$288,570
	2/13/14	—	—	—	—	—	—	—	23,920	$22.99	$273,884

Mr. King	2/13/14	$181,635	$272,452	$454,086	—	5,824	17,472	—	—	—	$133,894
	2/13/14	—	—	—	—	—	—	5,824	—	—	$133,894
	2/13/14	—	—	—	—	—	—	—	11,100	$22.99	$114,219

Mr. Barrow	2/13/14	$185,000	$277,500	$462,500	—	5,832	17,496	—	—	—	$134,078
	2/13/14	—	—	—	—	—	—	5,832	—	—	$134,078
	2/13/14	—	—	—	—	—	—	—	11,116	$22.99	$127,278

(1)        The information included in the “Threshold”, “Target” and “Maximum” columns represent the range of potential payout under the 2014 annual executive incentive compensation plan for the Named Executive Officers in February 2014.

(2)        The information included in the “Threshold”, “Target” and “Maximum” columns represent the range of potential shares that may be earned in respect of PSUs granted under the 2014 incentive compensation program for the Named Executive Officers in 2014.  The number of PSUs that will ultimately be earned will not be determined until the end of the performance period, which is December 31, 2017.  Shares earned will be proportionately increased in the event of attainment of performance goals at levels between “Threshold” and “Target” or “Target” and “Maximum”.

(3)        Represents closing market price of a Common Share on the option’s grant date.

(4)        The amounts shown in this column reflect the grant date fair value of the restricted share, PSU and stock option awards granted in 2014, as computed in accordance with FASB ASC Topic 718.  The RSUs and PSUs were valued using the closing market price of the Common Shares on the grant date.  The stock option awards were valued using the Black-Scholes option-pricing model.  Assumptions used in the Black-Scholes model are included in footnote 1(m) to the Company’s audited financial statements for the year ended December 31, 2014, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 27, 2015.

2014 Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning stock options and stock awards held by our Named Executive Officers at December 31, 2014.

	Option Awards				Stock Awards
Equity
Incentive
							Equity	Plan
							Incentive	Awards:
							Plan	Market or
							Awards:	Payout
							Number of	Value of
						Market	Unearned	Unearned
	Number of	Number of			Number of	Value of	Shares,	Shares,
	Securities	Securities			Shares or	Shares or	Units or	Units or
	Underlying	Underlying			Units of	Units of	Other	Other
	Unexercised	Unexercised	Option		Stock That	Stock That	Rights That	Rights That
	Options	Options	Exercise	Option	Have Not	Have Not	Have Not	Have Not
	(#)	(#)	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	($)	Date	(#)	($)	(#)	($)
Ms. Delly	45,000	—	$ 23.22	01/10/16
	30,000	—	$ 26.84	11/15/16
	30,000	—	$ 17.22	12/05/17
	60,000	—	$ 12.64	12/10/18
	55,000	—	$ 19.11	12/09/19
	28,786	9,596(1)	$ 18.57	03/02/21
	18,559	18,560(2)	$ 13.47	01/01/22
	2,234	2,235(3)	$ 16.03	03/06/22
	15,873	47,619(4)	$ 17.37	02/27/23
	—	51,692(5)	$ 22.99	02/13/24
	—	45,430(6)	$ 22.75	05/07/24
	—	—	—	—	116,383(7)	$2,960,784	148,160(8)	$3,769,190

Mr. Adam	15,000	—	$ 23.22	01/10/16
	20,000	—	$ 26.84	11/15/16
	20,000	—	$ 17.22	12/05/17
	40,000	—	$ 12.64	12/10/18
	35,000	—	$ 19.11	12/09/19
	19,929	6,643(1)	$ 18.57	03/02/21
	15,113	15,114(3)	$ 16.03	03/06/22
	7,341	22,023(4)	$ 17.37	02/27/23
	—	23,920(5)	$ 22.99	02/13/24
	—	—	—	—	36,381(7)	$925,533	60,325(8)	$1,534,668

Mr. King	33,750	—	$ 23.22	01/10/16
	22,500	—	$ 26.84	11/15/16
	3,137	3,137(1)	$ 18.57	03/02/21
	—	6,500(3)	$ 16.03	03/06/22
	—	10,128(4)	$ 17.37	02/27/23
	—	11,100(5)	$ 22.99	02/13/24
	—	—	—	—	16,669(7)	$424,059	27,662(8)	$703,721

Mr. Barrow	—	—	—	—	—	—	—	—

(1)	Options granted March 2, 2011 with an exercise price of $18.57 will vest as follows, subject to the
	executive’s continued employment.

	Vesting Date	Ms. Delly	Mr. Adam	Mr. King
	March 2, 2015	9,596	6,643	3,137

(2)	Options granted January 1, 2012 with an exercise price of $13.47 will vest as follows, subject to the
	executive’s continued employment.

	Vesting Date			Ms. Delly
	January 1, 2015			9,280
	January 1, 2016			9,280
				18,560

(3)	Options granted March 6, 2012 with an exercise price of $16.03 will vest as follows, subject to the
	executive’s continued employment.

	Vesting Date	Ms. Delly	Mr. Adam	Mr. King
	March 6, 2015	1,117	7,557	3,250
	March 6, 2016	1,118	7,557	3,250
		2,235	15,114	6,500

(4)	Options granted February 27, 2013 with an exercise price of $17.37 will vest as follows, subject to the
	executive’s continued employment.

	Vesting Date	Ms. Delly	Mr. Adam	Mr. King
	February 27, 2015	15,873	7,341	3,376
	February 27, 2016	15,873	7,341	3,376
	February 27, 2017	15,873	7,341	3,376
		47,619	22,023	10,128

(5)	Options granted February 13, 2014 with an exercise price of $22.99 will vest as follows, subject to the
	executive’s continued employment.

	Vesting Date	Ms. Delly	Mr. Adam	Mr. King
	February 13, 2015	12,923	5,980	2,775
	February 13, 2016	12,923	5,980	2,775
	February 13, 2017	12,923	5,980	2,775
	February 13, 2018	12,923	5,980	2,775
		51,692	23,920	11,100

(6)	Options granted May 7, 2014 with an exercise price of $22.75 will vest as follows, subject to the
	executive’s continued employment.

	Vesting Date			Ms. Delly
	May 7, 2015			15,144
	May 7, 2016			15,143
	May 7, 2017			15,143
				45,430

(7)	The following table provides the number of unvested restricted stock awards by vesting date held by our
	Named Executive Officers at December 31, 2014, subject to the executive’s continued employment.

	Vesting Date	Ms. Delly	Mr. Adam	Mr. King
	January 1, 2015	9,280	—	—
	February 13, 2015	6,781	3,138	1,456
	February 27, 2015	8,371	3,871	1,780
	March 2, 2015	5,675	3,929	1,856
	March 6, 2015	621	4,143	1,824
	May 7, 2015	12,890	—	—
	January 1, 2016	9,280	—	—
	February 13, 2016	6,781	3,138	1,456
	February 27, 2016	8,371	3,871	1,780
	March 6, 2016	621	4,144	1,825
	May 7, 2016	12,889	—	—
	February 13, 2017	6,781	3,138	1,456
	February 27, 2017	8,371	3,871	1,780
	May 7, 2017	12,890	—	—
	February 13, 2018	6,781	3,138	1,456
		116,383	36,381	16,669

(8)	This represents the number of shares that will be delivered assuming target level of performance. The
	number of PSUs that will ultimately be earned will not be determined until the end of the respective
	performance periods, and may vary from as low as zero to as high as three times the target number.

2014 Option Exercises and Stock Vested Table

The following table sets forth information concerning exercises of stock options and vesting of stock awards by our Named Executive Officers during the fiscal year ended December 31, 2014.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
	on Exercise	on Exercise(1)	on Vesting	on Vesting(2)
Name	(#)	($)	(#)	($)
Ms. Delly	34,596	$17,016	23,947	$558,453
Mr. Adam	15,000	$9,650	11,944	$285,687
Mr. King	42,876	$92,158	5,459	$130,523
Mr. Barrow	79,359	$557,757	5,497	$131,425

(1) The amounts were calculated by multiplying the number of shares acquired on exercise by the difference between the exercise price and sales price per share on the date of option exercise.

(2) The amounts were calculated by multiplying the number of shares acquired on vesting by the Company’s closing stock price per share on the vesting date.

Pension Benefits

None of our Named Executive Officers is covered by a pension plan or other similar benefit plan that provides for payments or other benefits.

Nonqualified Deferred Compensation

The Deferred Compensation Plan allows certain designated employees, including our Named Executive Officers, to defer up to 75% of their base salary and up to 100% of their incentive bonus and other types of ‘‘compensation’’ (commission and such other cash compensation or equity compensation approved by the Compensation Committee) on a tax-deferred basis.  Participants may receive matching contributions from the Company on certain of their deferrals.  Some participants may also receive discretionary contributions made by the Company.  Deferred amounts, together with any investment return (positive or negative) may be distributed either at a predetermined time in the future or upon termination of employment with the Company.  The Company intends that the Deferred Compensation Plan will at all times be maintained on an unfunded basis for federal income tax purposes under the Code and be administered as a nonqualified “top-hat” plan exempt from the substantive requirements of the Employee Retirement Income Security Act.

	Executive	Registrant	Aggregate	Aggregate	Ending Balance
	Contributions in	Contributions in	Earnings in	Withdrawals/	at Last Fiscal
	Last Fiscal Year	Last Fiscal Year	Last Fiscal Year(1)	Distributions	Year End
Name	($)	($)	($)	($)	($)
Ms. Delly	$191,412	$45,563	$45,195	$—	$865,099
Mr. Adam	31,723	13,350	5,683	—	154,763
Mr. King	25,866	7,850	1,793	49,957	33,716
Mr. Barrow	137,951	—	44,860	909,001	—

(1) These amounts are not considered above-market or preferential under SEC rules and therefore are not reported in the Summary Compensation Table. All contributions to the Deferred Compensation Plan, including matching contributions, are fully vested upon contribution.

Potential Payments upon Termination or Change in Control

The Company has entered into employment agreements with each of our Named Executive Officers that would require the payment of severance by the Company if the applicable executive’s employment were terminated (i) by the Company without cause or (ii) by the executive for “good reason”.  The severance to be paid to Messrs. Adam and King is equal to 100% of the executive’s annual base salary, plus, in the case of Mr. Adam, a prorated bonus for the year of termination, payable in lump sum six months after termination.  In addition, the Company would pay to Messrs. Adam and King an amount (grossed up for applicable taxes) sufficient to pay any excise taxes levied under Section 4999 of the Code in conjunction with the severance payment and any other payments or benefits received by them in connection with a change in control of the Company.  Under the employment agreements, “good reason” is generally defined as (i) a material diminution of the executive’s duties or responsibilities, (ii) a reduction in the executive’s base salary greater than 10%, or annual bonus or long-term incentive compensation opportunity, (iii) a change of control, but only if the executive terminates his employment, for any reason, within 90 days after the date of such change of control, or (iv) a material breach by the Company of any other provision of the employment agreements that is not cured after written notice by the executive.  Mr. Barrow, who departed the Company in May 2014, had a comparable agreement.

In addition, the Company will provide Messrs. Adam and King continuation of medical, dental, health and other welfare benefits for one year after the termination of employment.  Additionally, the agreements provide payment of severance upon the executive’s death or disability, in an amount equal to 100% of the executive’s annual base salary plus a prorated bonus, in a lump-sum payment six months after the date of termination.  Upon a termination of employment for cause or retirement, the Named Executive Officers will only receive salary earned to the date of termination and benefits under the Company’s benefit plans that were vested as of the date of termination.

In the event that Ms. Delly’s employment  were terminated by the Company without “cause” or by Ms. Delly for “good reason” (in each case, as defined in her employment agreement), Ms. Delly would be eligible to receive, subject to execution of a release of claims in favor of the Company and compliance with other conditions set forth in the agreement (1) a severance payment equal to two times (three times upon any such termination within 24 months of a “change in control” of the Company) the sum of (x) base salary at the rate in effect on the date of termination and (y) target bonus under the annual executive incentive compensation plan for the year in which termination occurred, payable in a lump sum within 60 days of the date of termination, (2) a pro-rated target annual bonus for the year in which termination occurred, and (3) 18 months’ continuation of group health insurance coverage, with the Company paying the portion of the premium costs that it would have paid if Ms. Delly had remained actively employed with the Company.  The agreement also provides that, if payments and benefits provided to Ms. Delly thereunder along with other payments and benefits provided by the Company would collectively constitute “parachute payments” for purposes of the golden parachute excise tax provisions under Sections 280G and 4999 of the Code, such payments and benefits would be reduced to an amount sufficient to avoid application of the golden parachute excise tax, but only if the net after-tax amount received by Ms. Delly in respect of such payments and benefits in the absence of such reduction would be less than the net after-tax amount received by Ms. Delly in respect of such payments and benefits as a result of such reduction.

Potential Payments under Involuntary Termination Without Cause, Termination for Good Reason and Termination upon a Change in Control

The table below reflects the amount of compensation payable to each Named Executive Officer upon involuntary not-for-cause termination, termination by the executives for good reason and termination following a change of control in accordance with the employment agreements.  The amounts shown assume that such termination was effective as of December 31, 2014, and thus includes amounts earned through such time and are estimates of the amounts that would be paid to the executives upon their termination.  The actual amounts to be paid can only be determined at the time of such executive’s separation from the Company.  The Named Executive Officers, other than Mr. Barrow who departed the Company in May 2014, will be entitled to receive all amounts accrued and vested under our retirement and savings programs, including our Savings Plan and the Deferred Compensation Plan, in which our Named Executive Officers participate.  These amounts will be determined and paid in accordance with the applicable plan and are not included in the table because they are not severance payments.  Mr. Barrow did not receive any compensation in connection with his departure from the Company.

			Accelerated	Accelerated
	Lump Sum	Continuation	Vesting of	Vesting of	Golden
	Severance	of Insurance	Stock	Stock	Parachute	Total
Name	Payment(1)	Benefits(2)	Options(3)	Awards(4)	Excise Tax(5)	Payments
Ms. Delly	$4,496,250	$25,000	$—	$—	$—	$4,521,250	(6)
Ms. Delly - Change in Control	6,270,000	25,000	942,257	6,729,974	—	13,967,231	(6)
Mr. Adam	702,888	16,000	—	—	—	718,888
Mr. Adam - Change in Control	702,888	16,000	424,190	2,460,201	1,223,805	4,827,084
Mr. King	370,000	16,000	—	—	—	386,000
Mr. King - Change in Control	370,000	16,000	191,644	1,127,780	—	1,705,424

(1)        Payment based on annual base salary as of December 31, 2014 and, if applicable, any cash incentive bonus payable under the terms of their employment agreements.  The amounts do not include payments to the extent they are provided on a nondiscriminatory basis to salaried employees generally upon termination of employment, including accrued salary and vacation pay.

(2)        Estimated cost to the Company of providing medical, dental, health and other welfare benefits for 18 months for Ms. Delly and one year for Messrs. Adam and King after the termination of employment based on average annual cost per employee.

(3)        The value of the accelerated vesting benefit equals (A) the number of shares as to which in-the-money stock options would vest on an accelerated basis upon the occurrence of a change of control event, multiplied by (B) the difference between the closing price per share of the Common Shares on December 31, 2014 and the exercise price per share for the affected options.

(4)        The value of the accelerated vesting benefit equals (A) the number of restricted share, RSU  and PSU awards that would vest on an accelerated basis upon the occurrence of a change of control event, multiplied by (B) the closing price per share of the Common Shares on December 31, 2014.

(5)        In the event of a change in control, we would pay Messrs. Adam and King an additional payment (grossed up for applicable taxes) to reimburse any “golden parachute” excise taxes that they might owe under Section 4999 of the Code in connection with their receipt of any payments or benefits in connection with the change of control.  This column provides an estimate of these payments.

(6)        These payments and benefits are subject to reduction if their receipt triggers the golden parachute excise tax under Section 4999 of the Code.  As indicated above, payments and benefits would be reduced to an amount sufficient to avoid application of the golden parachute excise tax to the extent that the net after-tax amount received by Ms. Delly in respect of such payments and benefits in the absence of such reduction would be less than the net after-tax amount received by Ms. Delly in respect of such payments and benefits as a result of such reduction.

Potential Payments upon Death or Disability

The amount of compensation payable to each Named Executive Officer’s estate,  other than Mr. Barrow who departed the Company in May 2014, upon the death or disability of the executive is shown below.  The amounts shown assume that such termination was effective as of December 31, 2014, and thus includes amounts earned through such time and are estimates of the amounts that would be paid to the executives’ estates upon their termination.  The actual amounts to be paid can only be determined at the time of the executive’s separation from the Company.  As noted above, all contributions to the Deferred Compensation Plan are fully vested upon contribution and would be paid out upon death or disability.  See “Compensation Tables and Narratives—Nonqualified Deferred Compensation.”

	Lump Sum Payment	Lump Sum Payment
	Attributable to	Attributable to Cash
Name	Salary(1)	Incentive Bonus(1)
Ms. Delly	$—	$—
Mr. Adam	400,000	302,888
Mr. King	370,000	277,073

(1)     Payment based on executive’s annual base salary and cash incentive bonus as of December 31, 2014.  The amounts do not include payments to the extent they are provided on a nondiscriminatory basis to salaried employees generally upon termination of employment, including accrued salary and vacation pay.

Compensation of Directors

Employee directors have never received any additional compensation for serving on the Board above the compensation they received for serving as officers of the Company.  For information regarding compensation programs with respect to our Named Executive Officers, see “Compensation Discussion and Analysis.”

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board.  In setting nonemployee director compensation, the Board considers the significant amount of time that directors spend in fulfilling their duties, as well as the skill required to serve on the Board.  Any changes to nonemployee director compensation practices are recommended by the Compensation Committee for approval by the full Board.

The Compensation Committee annually reviews and evaluates nonemployee director compensation practices in relation to comparable companies.  Based on its most recent review conducted with the benefit of the consultant, the committee recommended no increase in the annual retainer that has been paid to directors since 2011 or the fees paid for attendance at Board and committee meetings; however, the committee did recommend, and the Board has approved, an increase of $5,000 in the retainer of each of the Chairman of the Board and the Chairman of the Compensation Committee, as well as the fair market value of the annual RSUs granted to each director from $100,000 to $125,000.  The increases will be effective as of the date of the Meeting.  Each nonemployee director receives an RSU in the value indicated on the date of the annual shareholders meeting; a director first elected on a date other than the date of the annual shareholders meeting receives an RSU that is discounted on a pro rata basis for the portion of the year served.  Each RSU vests quarterly over the one-year period following its issue.

In addition, nonemployee directors are subject to a minimum share ownership requirement.  Within five years of May 2011 (or the date the director joined the Board, if later), each nonemployee director is required to directly own Common Shares of the Company with a market value of at least $180,000 (three times the annual board retainer).  All directors are in compliance with this ownership requirement.

Cash Compensation Paid to Nonemployee Directors

The following table shows the 2014 nonemployee director compensation as determined by the Board upon the recommendation of the Compensation Committee.  Accrued meeting fees and pro rata retainers are paid quarterly.

Annual Board Retainer	$60,000
Annual Director Chair Retainer	$60,000
Annual Audit Committee Chair Retainer	$15,000
Annual Compensation Committee Chair Retainer	$5,000
Annual Nominating/Corporate Governance Committee Chair Retainer	$5,000
Payment per Board meeting attended	$1,000
Payment per Committee meeting attended	$1,000

Directors are also reimbursed for their reasonable travel expenses incurred on Company business.

Equity-Based Compensation Program for Nonemployee Directors

In 2002, the Board adopted and shareholders approved the Benchmark Electronics, Inc. 2002 Stock Option Plan for Non-Employee Directors (the “2002 Plan”) for the benefit of members of the Board who are not employees of the Company or its Affiliates (as defined in the 2002 Plan).  The purpose of the 2002 Plan was to encourage ownership of the Common Shares by eligible nonemployee directors, to provide increased incentive for such directors to render services and to exert maximum effort for the success of the Company, and to further align the interests of directors with shareholders.  The 2002 Plan terminated in February 2012 and was replaced by the Omnibus Plan; no additional grants may be made under the 2002 Plan.  As of December 31, 2014, there were outstanding options for 235,000 Common Shares under the 2002 Plan.

The equity awards granted in 2014 to nonemployee directors were under the Omnibus Plan and were in the form of RSUs.  These awards vest in equal quarterly installments over a one-year period, starting from the grant date.  During 2014, 30,765 RSUs were granted to nonemployee directors under the Omnibus Plan.

2014 Director Summary Compensation Table

The following table summarizes the cash and equity compensation for nonemployee directors during 2014.  The Company did not grant any stock option awards to any of our nonemployee directors during 2014,  and none of our directors is covered by a nonequity incentive plan, a pension plan or a nonqualified deferred compensation plan; accordingly these columns have been omitted.

	Fees Earned or	Stock
	Paid in Cash	Awards(1)	Total
Name	($)	($)	($)
Michael R. Dawson	$95,000	$99,986	$194,986
Peter G. Dorflinger	140,000	99,986	239,986
Douglas G. Duncan	80,000	99,986	179,986
Kenneth T. Lamneck	77,000	99,986	176,986
David W. Scheible	84,000	99,986	183,986
Bernee D. L. Strom	78,000	99,986	177,986
Clay C. Williams	73,000	99,986	172,986

(1)        The amounts reflect the aggregate fair value of RSUs granted pursuant the Omnibus Plan during 2014, computed in accordance with the provisions of FASB ASC Topic 718.  The restricted stock unit awards were valued using the closing market price of the Common Shares on the grant date.

The following table sets forth information concerning stock options and RSU awards held by our nonemployee directors as of December 31, 2014.

	Number of Securities	Number of Shares or
	Underlying	Units of Stock That
Name	Unexercised Options	Have Not Vested	Total
Mr. Dawson	50,000	2,198	52,198
Mr. Dorflinger	65,000	2,198	67,198
Mr. Duncan	50,000	2,198	52,198
Mr. Lamneck	—	2,198	2,198
Mr. Scheible	—	2,198	2,198
Ms. Strom	40,000	2,198	42,198
Mr. Williams	30,000	2,198	32,198

PROPOSAL 2

REAPPROVAL OF THE MATERIAL TERMS OF PERFORMANCE GOALS

under the

OMNIBUS PLAN

FOR PURPOSES OF SECTION 162(m) OF THE CODE

Shareholders are being asked to reapprove the material terms of the performance goals under the Omnibus Plan, as amended and restated May 7, 2014.  The Omnibus Plan was originally approved by shareholders on May 18, 2010; however, the regulations adopted under Section 162(m) of the Code require that the material terms of the performance goals set forth in the plan be reapproved by shareholders every five years to preserve the deductibility of certain performance-based compensation awarded under the plan.

We are not  seeking approval to increase the number of shares available under the Omnibus Plan or to otherwise amend it.

Section 162(m) generally limits the deductibility for federal income tax purposes of compensation paid to our Named Executive Officers to the extent it exceeds $1 million in any taxable year.  Nevertheless, compensation paid to these employees in excess of $1 million is still deductible if it is “performance-based compensation” as defined in Section 162(m).  One requirement for an award other than stock options or stock appreciation rights to constitute performance-based compensation is that it be subject to objective performance measures established by our Compensation Committee, and the material terms of those performance goals must be disclosed to and reapproved by shareholders every five years.  Because shareholders last approved the material terms of the performance goals under the Omnibus Plan in 2010, the Board is seeking their reapproval at the Meeting.

The material terms of the performance goals that may be awarded under the Omnibus Plan are: the class of persons eligible to receive compensation under the plan, the business criteria on which the performance goals are based, and the maximum amount of compensation that may be paid to a participant under the plan.

Although reapproval of the performance goals is required for compensation to qualify as “performance-based compensation” under Section 162(m), not all awards under the Omnibus Plan or other compensation approved by the Compensation Committee are intended to qualify, or even if intended to qualify, will qualify as “performance-based compensation” or otherwise be deductible.  Nothing in the proposal precludes the Company from making any payment or granting awards that are not intended to qualify for tax deductibility under Section 162(m).

The Board recommends that shareholders reapprove the material terms of the performance goals under the Omnibus Plan.  If the requisite shareholder approval is not obtained, we will continue to grant awards under the plan in accordance with its terms; however, some awards that might otherwise have been intended to qualify as “performance-based compensation” under Code Section 162(m) may not qualify as such and thus may not be deductible by the Company depending on the facts and circumstances.

The following sections summarize the material terms of performance goals and other material terms of the Omnibus Plan.  These sections are qualified in their entirety by the full text of the plan, as amended, a copy of which is attached to the Company’s registration statement on Form S-8 as filed with the SEC on July 30, 2010, and the First Amendment to the plan, a copy of which is attached to our proxy statement for the 2014 annual meeting of shareholders, each of which is available at www.sec.gov.

Purpose of the Omnibus Plan

The Omnibus Plan is a flexible omnibus incentive compensation plan that allows us to use different forms of compensation awards to attract, retain and reward eligible participants and strengthen the mutuality of interests between management and shareholders.  The purpose of the plan is to promote the interests of the Company and our shareholders by (i) attracting and retaining exceptional directors, officers, employees and consultants (including prospective directors, officers, employees and consultants) and (ii) enabling them to participate in our long-term growth and financial success.

Summary of the Plan

Types of Awards.  The Omnibus Plan provides for the grant of options intended to qualify as incentive stock options (“ISOs”) under Section 422 of the Code, nonqualified stock options (“NSOs”), stock appreciation rights (“SARs”), restricted share awards,  RSUs, performance compensation awards, PSUs, cash incentive awards, deferred share units and other equity-based and equity-related awards.

Plan Administration.  The Omnibus Plan is administered by the Compensation Committee (or such other committee the Board may designate).  Subject to the terms of the plan and applicable law, the committee has sole authority to administer it, including the authority to:

(1) designate participants;

(2) determine the types of awards to be granted to a participant;

(3) determine the number of Common Shares to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with, awards;

(4) determine the terms and conditions of any awards;

(5) determine the vesting schedules of awards and, if certain performance criteria must be attained for an award to vest or be settled or paid, establish such criteria and certify whether, and to what extent, they have been attained;

(6) determine whether, to what extent and under what circumstances awards may be settled or exercised in cash, Common Shares, other securities, other awards or other property, or canceled, forfeited or suspended and the method or methods by which awards may be settled, exercised, canceled, forfeited or suspended;

(7) determine whether, to what extent and under what circumstances cash, Common Shares, other securities, other awards, other property and other amounts payable with respect to an award shall be deferred either automatically or at the election of the holder thereof or of the committee;

(8) interpret, administer, reconcile any inconsistency in, correct any default in and/or supply any omission in, the plan and any instrument or agreement relating to, or award made under, the plan;

(9) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the plan;

(10) accelerate the vesting or exercisability of, payment for or lapse of restrictions on, awards;

(11) amend outstanding awards or grant replacement awards for awards previously granted under the plan if the committee determines that (A) the tax consequences of such award to the Company or the participant differ from those consequences that were expected to occur on the date the award was granted or (B) clarifications or interpretations of, or changes to, tax law or regulations permit awards to be granted that have more favorable tax consequences than initially anticipated; and

(12) make any other determination and take any other action that the committee deems necessary or desirable for the administration of the Omnibus Plan.

Shares Available For Awards.  Subject to adjustment for changes in capitalization, the maximum aggregate number of Common Shares that may be delivered pursuant to awards granted under the Omnibus Plan equals (i) 8,070,000 shares, plus  (ii) any shares with respect to awards granted under the 2000 Plan that are forfeited following the date the Omnibus Plan was originally approved by our shareholders (such sum, the “Plan Share Limit”), of which 2,500,000 Common Shares may be delivered pursuant to ISOs granted under the Omnibus Plan.  Subject to adjustment for changes in capitalization, (x) each Common Share with respect to which an option or stock-settled SAR is granted under the Omnibus Plan would reduce the Plan Share Limit by one Common Share and (y) each Common Share with respect to which any other award denominated in Common Shares is granted under the plan would reduce the Plan Share Limit by 1.53 Common Shares.  Upon grant of a stock-settled SAR, each share with respect to which such stock-settled SAR is exercisable would be counted as one share against the Plan Share Limit, regardless of the number of Common Shares actually delivered upon settlement of such stock-settled SAR.  Awards that are required to be settled in cash would not reduce the Plan Share Limit.  If any award granted under the Omnibus Plan is (A) forfeited, or otherwise expires, terminates or is canceled without the delivery of all Common Shares subject thereto, or (B) is settled other than by the delivery of Common Shares (including cash settlement), then, in the case of clauses (A) and (B), the number of Common Shares subject to such award that were not issued with respect to such award would not be treated as issued under the plan, and the Plan Share Limit would be increased by the number of Common Shares by which the Plan Share Limit had been reduced upon issuance of such award.  Notwithstanding the foregoing, the Plan Share Limit would not be increased as a result of the surrender or tender of Common Shares in payment of the exercise price of an award or any taxes required to be withheld in respect of an award.  Subject to adjustment as described below, (1) in the case of awards that are settled in Common Shares, the maximum aggregate number of Common Shares with respect to which awards may be granted to any participant in any fiscal year under the Omnibus Plan is 500,000 (each such share counting as one share for purposes of this clause (1)), and (2) in the case of awards that are settled in cash based on the fair market value of a share, the maximum aggregate amount of cash that may be paid pursuant to awards granted to any participant in any fiscal year under the plan would be equal to the per-share fair market value as of the relevant vesting, payment or settlement date multiplied by the number of Common Shares described in the preceding clause (1).  In the case of all awards other than those described in the preceding sentence, the maximum aggregate amount of cash and other property (valued at its fair market value) other than Common Shares that may be paid or delivered pursuant to awards under the Omnibus Plan to any participant in any fiscal year is $10,000,000.

Changes in Capitalization.  In the event of any extraordinary dividend or other extraordinary distribution, recapitalization, rights offering, stock split, reverse stock split, split-up or spin-off affecting the Common Shares, the Compensation Committee would make adjustments and other substitutions to awards under the Omnibus Plan in the manner it determined to be appropriate or desirable.  In the event of any reorganization, merger, consolidation, combination, repurchase or exchange of our Common Shares or other similar corporate transactions, the committee in its discretion would be permitted to make such adjustments and other substitutions to the plan and awards under the plan as it deemed appropriate or desirable.

Substitute Awards.  The Compensation Committee would be permitted to grant awards in assumption of, or in substitution for, outstanding awards previously granted by us or any of our affiliates or a company that we acquired or with which we combined.  Any Common Shares issued by us through the assumption of or substitution for outstanding awards granted by a company that we acquired would not reduce the aggregate number of Common Shares available for awards under the Omnibus Plan, except that awards issued in substitution for ISOs would reduce the number of Common Shares available for ISOs under the plan.

Source of Shares.  Any shares issued under the Omnibus Plan consist, in whole or in part, of authorized and unissued Common Shares or of treasury shares.

Eligible Participants.  Any director, officer, employee or consultant (including any prospective director, officer, employee or consultant) of the Company or our affiliates is eligible to participate in the Omnibus Plan.  At the time the plan was originally approved by our shareholders, the Company expected that awards would be generally limited to approximately 300 employees.  Approximately 250 employees currently participate in the plan.

Stock Options.  The Compensation Committee is permitted to grant both ISOs and NSOs under the Omnibus Plan.  The exercise price for options may not be less than the fair market value (as defined in the plan) of Common Shares on the grant date.  The committee cannot reprice any option granted under the plan without the approval of shareholders.  All options granted under the plan are NSOs unless the applicable award agreement expressly states that the option is intended to be an ISO.  Under the plan, all ISOs and NSOs may be eligible to qualify as “performance-based compensation” under Section 162(m) of the Code.

Unless otherwise provided in the applicable award agreement, at the discretion of the Compensation Committee, options vest and become exercisable with respect to 25% of the Common Shares subject to such options on each of the first four anniversaries of the grant date.  Unless otherwise provided in the applicable award agreement at the committee’s discretion, each option expires upon the earlier of (a) the tenth anniversary of the date it was granted and, (b) (i) in the case of participants who are not directors, three months after the participant ceases to be an officer, employee or consultant for the Company or one of our affiliates, or (ii) in the case of participants who are directors, two years after the participant ceases to be a director.  The exercise price for options may be paid (1) with cash (or its equivalent) or, (2) in the sole discretion of the committee, with previously acquired Common Shares or through delivery of irrevocable instructions to a broker to sell Common Shares otherwise deliverable upon the exercise of the option (provided that there is a public market for our Common Shares at such time), or (3) any other method or combination of methods approved by the committee, provided that the combined value of all cash and cash equivalents and the fair market value of any shares so tendered to us as of the date of such tender, together with any shares withheld by us in respect of taxes relating to an option, was at least equal to such aggregate exercise price plus taxes.

Stock Appreciation Rights.  The Compensation Committee is permitted to grant SARs under the Omnibus Plan.  The exercise price for SARs may not be less than the fair market value (as defined in the plan) of our Common Shares on the grant date.  The committee may not reprice any SAR granted under the plan without the approval of shareholders.  Upon exercise of a SAR, the holder would receive cash, Common Shares, other securities, other awards, other property or a combination of any of the foregoing, as determined by the committee, equal in value to the excess, if any, of the fair market value of a Common Share on the date of exercise over the exercise price of the SAR.  Under the plan, all SARs may be eligible to qualify as “performance-based compensation” under Section 162(m) of the Code.  Unless otherwise provided in the applicable award agreement at the committee’s discretion, SARs would vest and become exercisable with respect to 25% of the Common Shares subject thereto on each of the first four anniversaries of the grant date.  Subject to the provisions of the plan and the applicable award agreement, the committee would determine, at or after the grant of a SAR, the vesting criteria, term, methods of exercise, methods and form of settlement and any other terms and conditions of any SAR.  No SAR granted under the Omnibus Plan could be exercised more than 10 years after the date of grant.

Restricted Shares and Restricted Stock Units.  Subject to the provisions of the Omnibus Plan, the Compensation Committee is permitted to grant restricted shares and RSUs.  Restricted shares and RSUs may not be sold, assigned, transferred, pledged or otherwise encumbered except as provided in the plan or the applicable award agreement, except that the committee can determine that restricted shares and RSUs may be permitted to be transferred by the participant for no consideration.  Restricted shares may be evidenced in such manner as the committee determines.

RSUs are granted with respect to one Common Share (or would have a value equal to the fair market value of one such share).  Unless otherwise provided in the applicable award agreement at the discretion of the Compensation Committee, restricted shares and RSUs vest and become exercisable with respect to 25% of the Common Shares subject thereto on each of the first four anniversaries of the grant date.  Upon the lapse of restrictions applicable to an RSU, the RSU may be paid in cash, Common Shares, other securities, other awards or other property, as determined by the committee, or in accordance with the applicable award agreement.  In connection with each grant of restricted shares, except as provided in the applicable award agreement, the holder is entitled to the rights of a shareholder in respect of such restricted shares, including the right to vote and receive any dividends if paid.  The Committee is permitted, on such terms and conditions as it might determine, to provide a participant who holds RSUs with dividend equivalents, payable in cash, Common Shares, other securities, other awards or other property.  However, holders of performance-based restricted shares and RSUs would be entitled to dividends and dividend equivalents, respectively, provided that (1) the performance goal(s) for the applicable performance period are achieved and (2) the performance formula as applied against such performance goal(s) determines that all or some portion of such award has been earned.  If a restricted share or RSU were intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the requirements described below in “Performance Compensation Awards” would be required to be satisfied in order for such restricted share or RSU to be granted or vest.

Performance Units.  Subject to the provisions of the Omnibus Plan, the Compensation Committee is permitted to grant performance units to participants.  Performance units are awards with an initial value established by the committee (or that was determined by reference to a valuation formula specified by the committee) at the time of the grant.  In its discretion, the committee may set performance goals that, depending on the extent to which they are met during a specified performance period, will determine the number and/or value of performance units that would be paid out to the participant.  The committee, in its sole discretion, is permitted to pay earned performance units in the form of cash, Common Shares or any combination thereof that would have an aggregate fair market value equal to the value of the earned performance units at the close of the applicable performance period.  The determination of the committee with respect to the form and timing of payout of performance units is set forth in the applicable award agreement.  The committee is permitted to, on such terms and conditions as it might determine, provide a participant who holds performance units with dividends or dividend equivalents, payable in cash, Common Shares, other securities, other awards or other property, provided that (i) the performance goal(s) for the applicable performance period are achieved, and (ii) the performance formula as applied against such performance goal(s) determines that all of some portion of such award has been earned.  If a performance unit is intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the requirements below described in “Performance Compensation Awards” are required to be satisfied.

Cash Incentive Awards.  Subject to the provisions of the Omnibus Plan, the Compensation Committee is permitted to grant cash incentive awards payable upon the attainment of performance goals.  If a cash incentive award is intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the requirements described below in “Performance Compensation Awards” must be satisfied.

Other Stock-Based Awards.  Subject to the provisions of the Omnibus Plan, the Compensation Committee is permitted to grant to participants other equity-based or equity-related compensation awards, including vested stock.  The committee is permitted to determine the amounts, terms and conditions of any such awards.  If such an award were intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the requirements described below in “Performance Compensation Awards” would need to be satisfied.

Performance Compensation Awards.  The Compensation Committee is permitted to designate any award granted under the Omnibus Plan (other than ISOs, NSOs and SARs) as a performance compensation award in order to qualify such award as “performance-based compensation” under Section 162(m) of the Code.  Awards designated as performance compensation awards are subject to the following additional requirements:

•          Recipients of Performance Compensation Awards.  The Compensation Committee must, in its sole discretion, designate within the first 90 days of a performance period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code) the participants eligible to receive performance compensation awards in respect of such performance period.  The committee must also determine the length of performance periods, the types of awards to be issued, the performance criteria used to establish the performance goals, the kinds and levels of performance goals and any performance formula used to determine whether a performance compensation award has been earned.

•          Performance Criteria Applicable to Performance Compensation Awards.  The performance criteria are limited to the following:

(1) share price;

(2) net income or earnings before or after taxes (including earnings before interest, taxes, depreciation and/or amortization);

(3) operating income;

(4) earnings per share (including specified types or categories thereof);

(5) cash flow (including specified types or categories thereof);

(6) cash flow return on capital;

(7) revenues (including specified types or categories thereof);

(8) return measures (including specified types or categories thereof);

(9) sales or product volume;

(10) working capital;

(11) gross or net profitability/profit margins;

(12) objective measures of productivity or operating efficiency;

(13) costs (including specified types or categories thereof);

(14) budgeted expenses (operating and capital);

(15) market share (in the aggregate or by segment);

(16) level or amount of acquisitions;

(17) economic value-added;

(18) enterprise value;

(19) book value; and

(20) customer satisfaction survey results.

These performance criteria may be applied on an absolute basis or be relative to one or more peer companies or indices or any combination thereof or, if applicable, be computed on an accrual or cash accounting basis.  The performance goals and periods may vary from participant to participant and from time to time.  To the extent required under Section 162(m), the Compensation Committee may, within the first 90 days of the applicable performance period (or, if shorter, within the maximum period allowed under Section 162(m)), define in an objective manner the method of calculating the performance criteria it selected to use for the performance period.

•          Modification of Performance Goals.  The Compensation Committee is permitted to adjust or modify the calculation of performance goals for a performance period in the event of, in anticipation of, or in recognition of, any unusual or extraordinary corporate item, transaction, event or development or any other unusual or nonrecurring events affecting the Company, any of its affiliates, subsidiaries, divisions or operating units (to the extent applicable to such performance goal) or its financial statements or the financial statements of any of its affiliates, or changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange, accounting principles, law or business conditions, so long as that adjustment or modification did not cause the performance compensation award to fail to qualify as “performance-based compensation” under Section 162(m) of the Code.

•         Requirements to Receive Payment for 162(m) Awards.   Except as otherwise permitted by Section 162(m), in order to be eligible for payment in respect of a performance compensation award for a particular performance period, participants are required to be employed by us on the last day of the performance period, the performance goals for such period are required to be satisfied and certified by the Compensation Committee, and the performance formula is required to determine that all or some portion of the performance compensation award has been earned for such period.

•         Negative Discretion.   The Compensation Committee is permitted, in its sole discretion, to reduce or eliminate the amount of a performance compensation award earned in a particular performance period, even if applicable performance goals had been attained and without regard to any employment agreement between us and a participant.

•         Limitations on Committee Discretion.   Except as otherwise permitted by Section 162(m) of the Code, in no event could any discretionary authority granted to the Compensation Committee under the Omnibus Plan be used to grant or provide payment in respect of performance compensation awards for which performance goals have not been attained, increase a performance compensation award for any participant at any time after the first 90 days of the performance period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code) or increase a performance compensation award above the maximum amount payable under the underlying award.

•         Form of Payment.   Performance compensation awards (other than restricted shares, RSUs and other stock-based awards) are payable in cash or in restricted shares, RSUs or fully vested shares of equivalent value and are paid on the terms determined by the Compensation Committee in its discretion.  Any restricted shares or RSUs are subject to the terms of the Omnibus Plan or any successor equity compensation plan and any applicable award agreement.  The number of restricted shares, RSUs or fully vested shares that is equivalent in value to a particular dollar amount must be determined in accordance with a methodology specified by the committee within the first 90 days of a plan year (or, if shorter, the maximum period allowed under Section 162(m) of the Code).

Amendment and Termination of the Omnibus Plan.  Subject to any applicable law or government regulation, to any requirement that must be satisfied for the Omnibus Plan to be a shareholder-approved plan for purposes of Section 162(m) of the Code and to the rules of the NYSE, the plan is permitted to be amended, modified or terminated by our Board of Directors without the approval of shareholders, except that shareholder approval is required for any amendment that would (a) increase the maximum number of Common Shares available for awards under the plan or increase the maximum number of Common Shares that could be delivered pursuant to ISOs granted under the plan, or (b) change the class of employees or other individuals eligible to participate in the plan.  Under these provisions, shareholder approval would not be required for all possible amendments that might increase the cost of the plan.  No modification, amendment or termination of the Plan that was adverse to a participant would be effective without the consent of the affected participant, unless otherwise provided by the Compensation Committee in the applicable award agreement.

The Compensation Committee is permitted to waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate any award previously granted, prospectively or retroactively.  However, unless otherwise provided by the committee in the applicable award agreement or in the Omnibus Plan, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely impair the rights of any participant in any award previously granted would not be effective without the consent of that participant.

The Compensation Committee is authorized to make adjustments in the terms and conditions of awards in the event of any unusual or nonrecurring corporate event (including the occurrence of a change of control of us) affecting the Company, any of our affiliates or our financial statements or the financial statements of any of our affiliates, or of changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange, accounting principles or law whenever the Committee, in its discretion, determined that those adjustments were appropriate or desirable, including providing for the substitution or assumption of awards, accelerating the exercisability of, lapse of restrictions on, or termination of, awards or providing for a period of time for exercise prior to the occurrence of such event and, in its discretion, the Committee would be permitted to provide for a cash payment to the holder of an award in consideration for the cancellation of such award.

Change of Control.  The Omnibus Plan provides that, unless otherwise provided in an award agreement, in the event of a change of control of the Company, unless provision was made in connection with the change of control for assumption of, or substitution for, awards previously granted:

•         any options and SARs outstanding as of the date the change of control was determined to have occurred would become fully exercisable and vested, as of immediately prior to the change of control;

•         all performance units, cash incentive awards and other awards designated as performance compensation awards would be paid out as if the date of the change of control were the last day of the applicable performance period and “target” performance levels had been attained; and

•         all other outstanding awards would automatically be deemed exercisable or vested and all restrictions and forfeiture provisions related thereto would lapse as of immediately prior to such change of control.

Unless otherwise provided pursuant to an award agreement, a change of control is defined to mean any of the following events, generally:

•         during any period of 24 consecutive calendar months, a change in the composition of a majority of the board of directors, as constituted on the first day of such period, that was not supported by a majority of the incumbent board of directors;

•         consummation of certain mergers or consolidations of the Company with any other corporation following which the Company’s shareholders hold 50% or less of the combined voting power of the surviving entity;

•         approval by shareholders of a plan of complete liquidation or dissolution of the Company, unless such liquidation or dissolution is part of a transaction or series of transactions described in the preceding bullet; or

•         certain acquisitions by any individual, entity or group of beneficial ownership of a percentage of the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors that was equal to or greater than 50%.

Term of the Omnibus Plan.  No award would be permitted to be granted under the plan after the tenth anniversary of the date it was originally approved by the shareholders.

Certain Federal Tax Aspects of the Omnibus Plan

The following summary describes the federal income tax treatment associated with options awarded under the Omnibus Plan.  The summary is based on the law as in effect in March 2015.  The summary does not discuss state or local tax consequences or non-U.S. tax consequences.

Incentive Stock Options.  Neither the grant nor the exercise of an ISO results in taxable income to the optionee for regular federal income tax purposes.  However, an amount equal to (i) the per-share fair market value on the exercise date minus the exercise price at the time of grant multiplied by (ii) the number of shares with respect to which the ISO is being exercised will count as “alternative minimum taxable income” which, depending on the particular facts, could result in liability for the “alternative minimum tax.”  If the optionee does not dispose of the shares issued pursuant to the exercise of an ISO until the later of the two-year anniversary of the date of grant of the ISO and the one-year anniversary of the date of the acquisition of those shares, then (a) upon a later sale or taxable exchange of the shares, any recognized gain or loss would be treated for tax purposes as a long-term capital gain or loss, and (b) the Company would not be permitted to take a deduction with respect to that ISO for federal income tax purposes.

If shares acquired upon the exercise of an ISO were disposed of prior to the expiration of the two-year and one-year holding periods described above (a disqualifying disposition), generally the optionee would realize ordinary income in the year of disposition in an amount equal to the lesser of (i) any excess of the fair market value of the shares at the time of exercise of the ISO over the amount paid for the shares or (ii) the excess of the amount realized on the disposition of the shares over the participant’s aggregate tax basis in the shares (generally, the exercise price).  A deduction would be available to the Company equal to the amount of ordinary income recognized by the optionee.  Any further gain realized by the optionee would be taxed as short-term or long-term capital gain and would not result in any deduction by the Company.  A disqualifying disposition occurring in the same calendar year as the year of exercise would eliminate the alternative minimum tax effect of the ISO exercise.

Special rules may apply where all or a portion of the exercise price of an ISO is paid by tendering shares, or if the shares acquired upon exercise of an ISO are subject to substantial forfeiture restrictions.  The foregoing summary of tax consequences associated with the exercise of an ISO and the disposition of shares acquired upon exercise of an ISO assumes that the ISO is exercised during employment or within three months following termination of employment.  The exercise of an ISO more than three months following termination of employment would result in the tax consequences described below for NSOs, except that special rules apply in the case of disability or death.  An individual’s stock options otherwise qualifying as ISOs would be treated for tax purposes as NSOs (not as ISOs) to the extent that, in the aggregate, they first become exercisable in any calendar year for stock having a fair market value (determined as of the date of grant) in excess of $100,000.

Nonqualified Stock Options.  An NSO (that is, a stock option that does not qualify as an ISO) would result in no taxable income to the optionee or deduction to the Company at the time it is granted.  An optionee exercising an NSO would, at that time, realize taxable compensation equal to (i) the per-share fair market value on the exercise date minus the exercise price multiplied by (ii) the number of shares with respect to which the option is being exercised.  If the NSO were granted in connection with employment, this taxable income would also constitute “wages” subject to withholding and employment taxes.  A corresponding deduction would be available to the Company.  The foregoing summary assumes that the shares acquired upon exercise of an NSO option are not subject to a substantial risk of forfeiture.

Section 162(m).  As noted above, Section 162(m) of the Code generally provides that if, in any year, the compensation paid to any of our Named Executive Officers exceeds $1,000,000, any amounts that exceed the $1,000,000 threshold will not be deductible by us for federal income tax purposes, unless the compensation qualifies for an exception to Section 162(m).  Certain performance-based awards under plans approved by shareholders are not subject to the deduction limit.  Stock options awarded under the Omnibus Plan may be eligible for this performance-based exception if shareholders reapprove the performance goals as proposed.

Section 409A.  Section 409A of the Code imposes restrictions on nonqualified deferred compensation.  Failure to satisfy these rules results in accelerated taxation, an additional tax to the holder of the amount equal to 20% of the deferred amount, and a possible interest charge.  Stock options granted with an exercise price that is not less than the fair market value of the underlying shares on the date of grant will not give rise to “deferred compensation” for this purpose unless they involve additional deferral features.  Stock options awarded under the Omnibus Plan are intended to qualify for this exception.

Equity Compensation Plan Information

The following table provides information about stock option awards outstanding and our common shares available for future awards under all of our equity compensation plans as of December 31, 2014.

Number of Securities
	Number of Securities	Weighted-	Remaining Available
	to Be Issued Upon	Average	for Future Issuance
	Exercise of	Exercise Price	Under Equity
	Outstanding	of Outstanding	Compensation Plans
	Options,	Options,	(Excluding
	Warrants and	Warrants and	Securities Reflected
	Rights	Rights	in Column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans
approved by security holders	3,123,857	$20.07	4,416,455

Equity compensation plans not
approved by security holders	—	—	—
Total	3,123,857	$20.07	4,416,455

We had 4,416,455 shares remaining available for issuance under the Omnibus Plan as of December 31, 2014.

New Plan Benefits

Awards to executive officers and other employees under the Omnibus Plan are determined by the Compensation Committee in its discretion.  Equity awards to our executive officers and other employees are not made automatically each year.  As a result, it is not possible to determine the benefits and amounts that will be received by any individual participant or group of participants in the future.

The following table lists each person named in the Summary Compensation Table, each director nominee, all current executive officers as a group, all current directors who are not executive officers as a group, each nominee for election as a director, each associate of the foregoing persons, each other person who has received or is to receive five percent or more of the aggregate options under the Omnibus Plan, and all current employees (including all current officers who are not executive officers) as a group, indicating, as of December 31, 2014, the aggregate number of options granted under the Omnibus Plan to each of the foregoing since the inception of the plan in 2010.  The fair market value of our common shares on December 31, 2014 was $25.44 per share.

	Options/SARs
	Granted Under	Weighted
	the Omnibus	Average
	Plan from	Exercise
Name and Principal Position	Inception	Price
Gayla J. Delly, President and Chief Executive Officer	240,584	$19.16
Donald F. Adam, Chief Financial Officer	110,083	$18.51
Jon J. King, Executive Vice President	50,152	$18.57
Kenneth S. Barrow, General Counsel	50,456	$18.56

All Current Executive Officers as a Group (3 persons)	400,819	$18.91
All Current Directors (other than Executive Officers) as a Group (7 persons)	—	N/A
All Current Employees (other than Executive Officers) as a Group (241 persons)	851,020	$18.76

The following table sets forth the outstanding stock options and SARs as of December 31, 2014.  In addition, as of such date there were outstanding a total of 795,765 unvested RSUs, PSUs and shares of restricted stock.

OUTSTANDING AWARDS

		Weighted
		Average
		Remaining	Weighted
	Options / SARs	Contractual Life	Average Exercise
Range of Exercise Prices	Outstanding	in Years	Price
$6.50 – $10.00	1,920	0.7	$6.50
$10.01 – $15.00	259,250	4.6	$12.71
$15.01 – $20.00	1,107,498	6.0	$17.69
$20.01 – $25.00	687,553	5.4	$22.98
$25.01 – $30.00	381,000	1.8	$26.85
Total	2,437,221	5.0	$20.07

Required Vote

The affirmative vote of Common Shares representing a majority of votes cast thereon at the annual meeting or any adjournment or postponement thereof is required to approve Proposal 2.

Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR  PROPOSAL 2.

PROPOSAL 3

ADVISORY VOTE ON COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

The Board is seeking a shareholder advisory vote on the compensation of our Named Executive Officers.  In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, we are providing shareholders with an opportunity to cast a nonbinding, advisory vote on the compensation of our Named Executive Officers as disclosed pursuant to the SEC’s compensation disclosure rules, including the compensation discussion and analysis, compensation tables and any related material disclosed in this proxy statement.  This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to approve or not approve our Named Executive Officers’ compensation.  This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this proxy statement.

This say-on-pay vote is advisory only and not binding on the Company, the Compensation Committee or the Board; however, the committee and Board will take the outcome of this vote into account when considering future compensation arrangements for our Named Executive Officers.

Recommendation

The Board recommends that shareholders vote FOR  the following resolution:

RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the SEC and including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby APPROVED.

Unless a proxy is marked to give a different direction, the persons named in the proxy will vote FOR  the  approval of the compensation of our Named Executive Officers as disclosed in this proxy statement.

COMMON SHARE OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership, as defined in Rule 13d‑3 under the Exchange Act, of Common Shares as of March 13, 2015, by each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Shares, each director and nominee for director of the Company, each current executive officer of the Company and all directors and executive officers of the Company as a group.

	Common Shares	Percentage of
	Beneficially	Outstanding
Beneficial Owners	Owned(1)	Common Shares

Donald F. Adam	246,951(2)	(3)
Michael R. Dawson	82,538(4)	(3)
Gayla J. Delly	468,612(5)	(3)
Peter G. Dorflinger	129,538(6)	(3)
Douglas G. Duncan	70,438(4)	(3)
Jon J. King	96,213(7)	(3)
Kenneth T. Lamneck	9,010(8)	(3)
David W. Scheible	22,375(9)	(3)
Bernee D. L. Strom	71,488(10)	(3)
Clay C. Williams	62,538(11)	(3)

Directors and executive officers as a group (10 persons)	1,259,701(12)	2.4%

Royce & Associates, LLC	5,797,801(13)(14)	11.0%
745 Fifth Avenue
New York, New York 10151

BlackRock Inc.	5,704,508(13)(15)	10.9%
40 East 52nd Street
New York, New York 10022

Dimensional Fund Advisors LP	4,684,347(13)(16)	8.9%
Palisades West, Building One
6300 Bee Cave Road
Austin, Texas 78746

Vanguard Group, Inc.	3,643,440(13)(17)	6.9%
100 Vanguard Blvd.
Malvern, Pennsylvania 19355

(1)        Unless otherwise noted, each person identified possesses sole voting and dispositive power with respect to the shares listed, subject to community property laws.

(2)        Includes 199,904 shares that may be acquired upon the exercise of options currently exercisable or becoming exercisable within 60 days of March 13, 2015 and 4,144 restricted shares, of which Mr. Adam has voting, but not dispositive, power.

(3)        Less than 1%.

(4)        Includes 50,000 shares that may be acquired upon the exercise of options currently exercisable or becoming exercisable within 60 days of March 13, 2015 and 1,099 shares to be acquired upon the vesting of RSUs within 60 days of such date.

(5)        Includes 334,241 shares that may be acquired upon the exercise of options currently exercisable or becoming exercisable within 60 days of March 13, 2015 and 9,901 restricted shares, of which Ms. Delly has voting, but not dispositive, power.

(6)        Includes 65,000 shares that may be acquired upon the exercise of options currently exercisable or becoming exercisable within 60 days of March 13, 2015 and 1,099 shares to be acquired upon the vesting of RSUs within 60 days of such date.

(7)        Includes 71,925 shares that may be acquired upon the exercise of options currently exercisable or becoming exercisable within 60 days of March 13, 2015 and 1,825 restricted shares, of which Mr. King has voting, but not dispositive, power.

(8)        Includes 1,099 shares to be acquired upon the vesting of RSUs within 60 days of March 13, 2015.

(9)        Includes 1,099 shares to be acquired upon the vesting of RSUs within 60 days of March 13, 2015.

(10)      Includes 40,000 shares that may be acquired upon the exercise of options currently exercisable or becoming exercisable within 60 days of March 13, 2015 and 1,099 shares to be acquired upon the vesting of RSUs within 60 days of such date.

(11)      Includes 30,000 shares that may be acquired upon the exercise of options currently exercisable or becoming exercisable within 60 days of March 13, 2015  and 1,099 shares to be acquired upon the vesting of RSUs within 60 days of such date.

(12)      Includes 841,070 shares that may be acquired upon the exercise of options currently exercisable or becoming exercisable within 60 days of March 13, 2015 and 7,693 shares to be acquired upon the vesting of RSUs within 60 days of such date.

(13)      Based solely on information filed with the SEC.

(14)      According to a January 6, 2015 Schedule 13G filing: (i) Royce & Associates, LLC has sole power to vote or direct the vote and sole power to dispose or direct the disposition of 5,797,801 shares and (ii) Royce & Associates, LLC holds such shares in its capacity as investor advisor.

(15)      According to a January 9, 2015 Schedule 13G filing: (i) BlackRock, Inc. has sole power to vote or direct the vote of 5,498,472 shares and sole power to dispose or direct the disposition of 5,704,508 shares and (ii) BlackRock, Inc. holds such shares in its capacity as investor advisor.

(16)      According to a February 5, 2015 Schedule 13G filing: (i) Dimensional Fund Advisors LP has sole power to vote or direct the vote of 4,623,403 shares and sole power to dispose or direct the disposition of 4,684,347 shares and (ii) Dimensional Fund Advisors LP holds such shares in its capacity as investor advisor.

(17)      According to a February 9, 2015 Schedule 13G filing: (i) Vanguard Group, Inc. has sole power to vote or direct the vote of 70,688 shares, shared power to dispose or direct the disposition of 67,388 shares and sole power to dispose or direct the disposition of 3,576,052 shares and (ii) Vanguard Group, Inc. holds such shares in its capacity as investor advisor.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports with the SEC and the NYSE regarding their initial beneficial ownership and changes in beneficial ownership of Common Shares and other equity securities of the Company.  Directors, officers and greater than 10% shareholders are required by regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on review of the copies of the reports furnished to the Company and certain written representations provided to the Company by such persons, for the year ended December 31, 2014, all Section 16(a) filing requirements applicable to the Company’s directors, officers and greater than 10% beneficial owners were satisfied in a timely manner.

PROPOSAL 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee determined that the appointment of KPMG is in the best interest of the Company and shareholders and has appointed KPMG as the independent public accounting firm of the Company for the year ending December 31, 2015.  Shareholders will be asked to ratify the appointment of KPMG at the Meeting.  Ratification will require the affirmative vote of the holders of a majority of the outstanding Common Shares entitled to vote and present, in person or represented by proxy, at the Meeting.  The current engagement partner began his services on the Company’s account in 2015.  Representatives of KPMG will be present at the Meeting, will be given an opportunity to make a statement (if they desire to do so) and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR  THE PROPOSAL TO RATIFY THE APPOINTMENT OF THE INDEPENDENT PUBLIC ACCOUNTING FIRM.

AUDIT COMMITTEE REPORT

Management is responsible for the Company’s financial reporting process, as well as the design and maintenance of systems of internal accounting and financial controls.  The Audit Committee is responsible for providing independent, objective oversight of management’s conduct of the reporting process and the accounting and control systems.  The committee operates under a written charter approved by the Board and met 11 times during 2014.  The committee’s meetings are designed to facilitate and encourage communication between members of the committee and management, private communication between committee members and the Company’s internal auditors, and between committee members and the Company’s independent registered public accounting firm, KPMG.

The Audit Committee has sole authority for the selection and retention of the Company’s independent accountants.  The independent accountants’ appointment is presented annually to shareholders for ratification.  For 2015, the committee determined that it would be in the best interest of the Company and shareholders to again appoint KPMG as the independent accountants.  The independent accountants are responsible for auditing the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon.  The committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the Audit Committee met with management, our internal auditor and KPMG to review and discuss the 2014 audited financial statements and matters related to Section 404 of the Sarbanes-Oxley Act of 2002.  The committee also discussed with KPMG the matters required by the Public Company Accounting Oversight Board rules.  In addition, the committee received written disclosures and the letter from KPMG required by such rules regarding the independent accountants’ communications with the committee concerning independence, and the committee reviewed and discussed with KPMG the firm’s independence.

Based upon the Audit Committee’s review of the audited consolidated financial statements and the foregoing reviews and discussions, the committee recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 27, 2015.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a specific policy for pre-approval of services to be provided by the Company’s independent accountants.  Under the policy, in addition to the annual audit engagement terms and fees, the committee pre-approves specific types of audit, audit-related, tax and non-audit services to be performed by the independent accountants throughout the year, as well as fee ranges for each specific service, based on the committee’s determination that the provision of the services would not be likely to impair the accounting firm’s independence.  Any proposed services exceeding pre-approved cost levels require specific pre-approval by the committee.  The pre-approval is effective for 12 months from the date of pre-approval, unless the committee specifically approves the provision of such services for a different period.  The policy permits the committee to delegate pre-approval authority to one or more of its members to ensure prompt handling of unexpected matters, with such delegated pre-approvals to be reported to the committee at its next meeting.  The policy also contains a list of prohibited non-audit services and requires that the independent accountants ensure that all audit and non-audit services provided to the Company have been pre-approved by the committee or its designee.

The following table presents fees for professional services provided by KPMG for 2014 and 2013, all of which were pre-approved by the Audit Committee.

	2014	2013
Audit Fees (1)	$1,704,233	$1,789,613
Audit-Related Fees(2)	21,008	13,333
Tax Fees(3)	390,131	276,905
All other fees(4)	—	—
Total fees	$2,115,372	$2,079,851

(1)  Includes fees billed for professional services rendered by KPMG for the audit of our annual financial statements for the years ended December 31, 2014 and 2013, the reviews of the condensed financial statements included in our quarterly reports on Form 10-Q in 2014 and 2013, the audit of the Company’s effectiveness of internal control over financial reporting, statutory audits required internationally, and services rendered by KPMG related to regulatory filings with the SEC.

(2) Includes fees billed for professional services rendered by KPMG for contracted procedures.

(3) Includes fees billed for professional services rendered by KPMG  for domestic and international income tax planning, compliance, and tax work related to foreign entity statutory audits.

(4) There were no other fees billed by KPMG for other professional services.

The Audit Committee has considered whether the services provided by KPMG as they related to other non-audit services are compatible with maintaining the firm’s independence.  The committee has determined that provision of those services is compatible with maintaining the independence of KPMG as the Company’s registered public accounting firm.

Respectfully submitted,

Audit Committee

Michael R. Dawson, Chair

Peter G. Dorflinger

Douglas G. Duncan

Kenneth T. Lamneck

David W. Scheible

EXPENSES OF SOLICITATION

The cost of soliciting proxies on behalf of the Board will be borne by the Company.  Solicitations of proxies are being made by the Company through the mail and may also be made in person or by telephone.  Directors and employees of the Company may be used in connection with such solicitations, and no additional compensation will be paid to such individuals.  The Company will also request brokers and nominees to forward soliciting materials to the beneficial owners of the Common Shares held of record by such persons and will reimburse them for their reasonable forwarding expenses.

DATE OF SUBMISSION OF SHAREHOLDER PROPOSALS

In order for proposals submitted by the shareholders of the Company pursuant to Rule 14a-8 of the General Rules and Regulations under the Exchange Act to be included in the Company’s proxy statement and form of proxy relating to the 2016 annual meeting of shareholders, such proposals must be received at the Company’s principal executive offices no later than December 4, 2015.  A shareholder choosing not to use the procedures established in Rule 14a-8 but wishing to submit a proposal at the Company’s 2016 annual meeting of shareholders must deliver the proposal at the Company’s principal executive offices no later than February 2, 2016.

INTERNET AVAILABILITY OF PROXY MATERIALS AND ANNUAL REPORT

This Proxy Statement and the Company’s 2014 Annual Report are available at http://www.bench.com/viewer/InvestorRelations/Pages/Annual-Reports.aspx.

FORM 10-K

A copy of our 2014 Annual Report to Shareholders, which excludes exhibits but includes our financial statements for fiscal year 2014, is enclosed with this Proxy Statement.  The Company’s Annual Report on Form 10-K, including all exhibits, has been filed with the SEC.  Upon payment of the Company’s reasonable expenses, the Company will furnish a copy of any exhibit to the Form 10-K to any shareholder who makes a written request therefore to Investor Relations, Benchmark Electronics, Inc., 3000 Technology Drive, Angleton, Texas 77515.

OTHER MATTERS

The Board does not intend to bring any other matter before the Meeting and has not been informed that any other matter is to be presented by others.  If any other matter properly comes before the Meeting, the proxies will be voted in accordance with the discretion of the person or persons voting the proxies.

You are cordially invited to attend the Meeting.  Regardless of whether you plan to attend the Meeting, please act promptly to vote your shares.

By order of the Board of Directors,

/s/ Scott R. Peterson
Scott R. Peterson
General Counsel and Secretary

VOTE BY INTERNET - www.proxyvote.com
Use the internet to transmit your voting instructions and for electronic delivery of
BENCHMARK ELECTRONICS, INC.	information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your
ATTN: JAMES WALKER	proxy card in hand when you access the website and follow the instructions to obtain
3000 TECHNOLOGY DR.	your records and create an electronic voting instruction form.
ANGLETON, TX 77515

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59
P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood,
NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote For Withhold For All To withhold authority to vote for any
FOR the following: All All Except individual nominee(s), mark “For All
[ ] [ ] [ ] Except” and write the number(s) of the
nominee(s) on the line below.

1. Election of Directors
Nominees

01 Michael R. Dawson 02 Gayla J. Delly 03 Peter G. Dorflinger 04 Douglas G. Duncan 05 Kenneth T. Lamneck
06 David W. Scheible 07 Bernee D. L. Strom 08 Clay C. Williams

The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For Against Abstain
2. To reapprove the material terms of the performance goals under the Company's 2010 Omnibus Incentive Compensation Plan for [ ] [ ] [ ]
purposes of Section 162(m) of the Internal Revenue Code.

3. Board proposal regarding an advisory vote on the compensation of the Company's named executive officers. [ ] [ ] [ ]

4. To ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the year ending [ ] [ ] [ ]
December 31, 2015.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/
are available at www.proxyvote.com

BENCHMARK ELECTRONICS, INC.
Annual Meeting of Shareholders
May 12, 2015 9:00 AM
This proxy is solicited by the Board of Directors

The 2015 Annual Meeting of Shareholders of Benchmark Electronics, Inc. (the "Company") will be held at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas on Tuesday,
May 12, 2015, beginning at 9:00 a.m. (local time). The undersigned hereby acknowledges receipt of the related Notice and Proxy Statement dated March 31, 2015, accompanying this proxy.

The undersigned hereby appoints Gayla J. Delly, Donald F. Adam and Scott R. Peterson, and each of them, attorneys and agents, with full power of substitution, to vote as proxy all common shares, par value $0.10 per share, of the Company owned of record by the undersigned and otherwise act on behalf of the undersigned at the 2015 Annual Meeting of
Shareholders and any adjournment thereof in accordance with the directions set forth herein and with discretionary authority with respect to such other matters, not known or determined at the time of the solicitation of this proxy, as may properly come before such meeting or any adjournment thereof.

This proxy is solicited by the Board of Directors and will be voted in accordance with the undersigned's directions set forth herein. IF NO DIRECTION IS MADE, THIS PROXY WILL BE
VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR NAMED HEREIN TO SERVE ON THE BOARD OF DIRECTORS UNTIL THE 2016 ANNUAL MEETING OF
SHAREHOLDERS AND UNTIL THEIR SUCCESSORS ARE DULY ELECTED AND QUALIFIED, FOR THE REAPPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS
UNDER THE COMPANY'S 2010 OMNIBUS INCENTIVE COMPENSATION PLAN FOR PURPOSES OF SECTION 162(M) OF THE INTERNAL REVENUE CODE, FOR THE
RESOLUTION APPROVING THE NAMED EXECUTIVE OFFICER COMPENSATION FOR 2014 AS DISCLOSED IN THE ACCOMPANYING PROXY STATEMENT, AND FOR THE
RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE YEAR ENDING
DECEMBER 31, 2015.

Continued and to be signed on reverse side